Exhibit 10.21

COVER SHEET

MASTER LEASE AGREEMENT

Lessor	Morehead Farm, LLC
Lessee	AppHarvest Morehead Farm, LLC
Effective Date	May 13, 2019
Facility Location	Rowan County, Kentucky
Facility Size	Approximately 60 acres
Estimated Base Rent	$[***] per calendar month (to be revised and determined in accordance with Exhibit J)
Annual Rent Escalator	Consumer Price Index
Performance Rent	[***]% of Approved Quarterly Gross Revenues, as further described in Exhibit C
Additional Rent	The lease is a “triple net lease.” Except as expressly provided otherwise in this Lease Agreement, all expenses incurred by Lessor or Lessee in connection with this Lease Agreement after the Occupancy Date, including insurance premiums, expenses under the Project Documents and the Project Governmental Approvals, Taxes (other than Lessor’s Taxes), credit support costs, and other management, operating and maintenance expenses, shall be for the account of Lessee.
Lease Term	From the Occupancy Date until the earlier of (a) the twentieth (20th) anniversary of the Base Rent Commencement Date and (b) the date on which this Lease Agreement is terminated in accordance with its terms
Base Rent Payment Date	First Business Day of each calendar month

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

MASTER LEASE AGREEMENT

by and between

MOREHEAD FARM, LLC,

as Lessor,

and

APPHARVEST MOREHEAD FARM, LLC,

as Lessee,

dated as of May 13, 2019

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
1.1	Definitions.	1
1.2	Certain Interpretive Matters.	1
ARTICLE II LEASE		2
2.1	Occupancy Date.	2
2.2	Lease Term.	2
2.3	Lease of the Facility.	3
2.4	Ownership of the Facility.	3
ARTICLE III REPRESENTATIONS AND WARRANTIES		3
3.1	Mutual Representations and Warranties.	3
3.2	Additional Lessor Representations and Warranties.	4
3.3	Additional Lessee Representations and Warranties.	4
3.4	No Other Representations and Warranties.	5
ARTICLE IV EPC CONTRACT; SUBSTANTIAL COMPLETION; FULL FACILITY COMPLETION; OCCUPANCY CONDITIONS		5
4.1	EPC Contract.	5
4.2	Design Review.	5
4.3	Substantial Completion; Full Facility Completion.	6
4.4	Occupancy Conditions.	6
ARTICLE V RENT		7
5.1	Base Rent.	7
5.2	Performance Rent.	9
5.3	Additional Rent.	10
5.4	Proration.	11
5.5	Disputes.	11
ARTICLE VI PAYMENT OF RENT; IMPOSITIONS		11
6.1	Payment Terms.	11
6.2	Impositions.	11
6.3	No Setoff or Abatement.	13
ARTICLE VII ACCOUNTS		13
7.1	Establishment of the Accounts.	13
7.2	Funding of the Accounts.	13
7.3	Disbursements from the Accounts.	13
ARTICLE VIII COVENANTS AND OTHER AGREEMENTS OF THE PARTIES		13
8.1	Covenants of Both Parties.	13
8.2	Additional Covenants of Lessee.	15
8.3	Additional Covenants of Lessor.	21
8.4	Certain Tax Matters.	22
ARTICLE IX OPERATION AND MAINTENANCE		23
9.1	Standards.	23
9.2	Performance Metrics.	23
9.3	Reports and Data.	23
9.4	Maintenance and Repairs.	25
9.5	Annual Budgets.	26

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

9.6	Required Improvements.	27
9.7	Optional Improvements.	28
ARTICLE X EVENT OF LOSS		29
10.1	Event of Loss with Respect to the Facility.	29
10.2	Facility Loss Proceeds.	29
10.3	Lessor’s Right to Terminate.	30
ARTICLE XI INDEMNIFICATION AND LIABILITY		30
11.1	Indemnification of Lessee Indemnitees.	30
11.2	Indemnification of Lessor Indemnitees.	31
11.3	Procedures for Indemnification.	33
11.4	No Consequential Damages, Etc.	34
11.5	Mitigation.	34
11.6	LIMITATION ON LIABILITY.	35
11.7	Survival.	35
ARTICLE XII DEFAULT AND REMEDIES		35
12.1	Lessee Event of Default.	35
12.2	Lessor’s Remedies Upon Occurrence of a Lessee Event of Default.	37
12.3	Default by Lessor.	38
12.4	Lessee Remedies for Lessor Event of Default.	39
12.5	Default Notice.	39
12.6	Force Majeure Events.	40
12.7	Specific Performance.	40
12.8	Enforcement of Obligations.	40
ARTICLE XIII PERMITTED ASSIGNMENTS; FINANCING PARTY ACCOMMODATIONS		40
13.1	Assignments.	40
13.2	Rights of Financing Parties.	41
ARTICLE XIV TERMINATION OF LEASE AGREEMENT		41
14.1	Expiry of the Lease Term.	41
14.2	Removal of Lessee-Provided Equipment, Supplies, and Personnel.	42
14.3	Holding Over.	42
ARTICLE XV MISCELLANEOUS		43
15.1	Notices.	43
15.2	Successors and Assigns.	43
15.3	Cumulative; Specific Performance.	43
15.4	Waiver.	43
15.5	Survival.	44
15.6	Entire Agreement.	44
15.7	Severability.	44
15.8	Dispute Resolution Process; Consent to Jurisdiction.	44
15.9	Governing Law.	45
15.10	Confidential Information.	45
15.11	Amendments.	46
15.12	Section Headings.	46
15.13	Counterparts.	46
15.14	No Third-Party Beneficiaries.	46
15.15	Costs.	46

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

15.16	Time is of Essence.	47
15.17	Construction of this Lease Agreement.	47
15.18	Memorandum of Lease.	47

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

v

EXHIBITS

Exhibit A	Definitions
Exhibit B	Site Description
Exhibit C	Calculation of Performance Rent
Exhibit D-1	Form of Facility Ground Lease
Exhibit D-2	Form of Excess Land Ground Lease
Exhibit E-1	Form of Lease Supplement (Required Improvements)
Exhibit E-2	Form of Lease Supplement (Event of Loss)
Exhibit E-3	Form of Lease Supplement (Occupancy Date)
Exhibit E-4	Form of Lease Supplement (Full Facility Completion)
Exhibit E-5	Form of Lease Supplement (EPC Final Completion)
Exhibit E-6	Form of Lease Supplement (Excess Land Sale)
Exhibit E-7	Form of Lease Supplement (Reserve Reduction)
Exhibit F	Form of Completion Certificate
Exhibit G	Required Insurance Policies
Exhibit H-1	Form of Pledge Agreement
Exhibit H-2	Form of Security Agreement
Exhibit H-3	[Reserved]
Exhibit H-4	Account Requirements
Exhibit I	Maintenance Schedule
Exhibit J	Calculation of Base Rent
Exhibit K-1	Performance Metrics
Exhibit K-2	Performance Reports
Exhibit L	Form of Parent Guaranty
Exhibit M	Title Policy
Exhibit N	Facility Design Guidelines

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

SCHEDULES

Schedule 1.1(a)	Lessee’s Knowledge
Schedule 1.1(b)	Lessor’s Knowledge
Schedule 1.1(c)	Facility
Schedule 1.1(d)	Material Project Documents
Schedule 1.1(e)	Lessor Permitted Liens
Schedule 1.1(f)	Crops
Schedule 1.1(g)	Key Lessee-Provided Equipment
Schedule 1.1(h)	Key Personnel
Schedule 1.1(i)	Designated Maintenance and Repair Services
Schedule 1.1(j)	Third-Party Service Providers
Schedule 8.3(a)	Transferrable Assets

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

MASTER LEASE AGREEMENT

This MASTER LEASE AGREEMENT (this “Lease Agreement”), dated as of May 13, 2019 (the “Effective Date”), is entered into by and between Morehead Farm, LLC, a Delaware limited liability company (“Lessor”), and AppHarvest Morehead Farm, LLC, a Delaware limited liability company (“Lessee”). Lessor and Lessee are each referred to in this Lease Agreement as a “Party,” and they are referred to collectively as the “Parties.”

RECITALS

WHEREAS, Lessor is the owner of the Site upon which Lessor shall construct the Facility, as more particularly set forth herein; and

WHEREAS, upon and subject to all of the terms and conditions hereof, commencing on the Occupancy Date, Lessor desires to lease the Facility to Lessee and Lessee desires to lease the Facility from Lessor; and

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1           Definitions. Except as otherwise expressly provided herein, capitalized terms used in this Lease Agreement and the Schedules and Exhibits attached hereto shall have the meanings given to them in Exhibit A.

1.2           Certain Interpretive Matters.

(a)            Headings and the rendering of text in bold, underline, and/or italics are for convenience and reference purposes only and do not affect the meaning or interpretation of this Lease Agreement.

(b)            A reference to an Exhibit, Schedule, Article, Section or other provision shall be, unless otherwise specified, to exhibits, schedules, articles, sections or other provisions of this Lease Agreement, which exhibits and schedules are incorporated herein by reference.

(c)            Any reference in this Lease Agreement to another agreement or document shall be construed as a reference to that other agreement or document as the same may have been, or may from time to time be, varied, amended, supplemented, substituted, novated, assigned or otherwise transferred.

(d)            Any reference in this Lease Agreement to “this Lease Agreement,” “herein,” “hereof” or “hereunder” shall be deemed to be a reference to this Lease Agreement as a whole and not limited to the particular Article, Section, Exhibit, Schedule or provision in which the relevant reference appears and to this Lease Agreement as varied, amended, supplemented, substituted, novated, assigned or otherwise transferred from time to time.

(e)            References to any Party shall, where appropriate, include any successors, transferees and permitted assigns of the Party.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(f)            References to the term “includes” or “including” shall mean “includes, without limitation” or “including, without limitation.”

(g)           References to any Governmental Authorities shall, where appropriate, include any Persons succeeding to their respective functions and capacities.

(h)           Words importing the singular include the plural and vice versa and the masculine, feminine and neuter genders include all genders.

(i)            Whenever this Lease Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If the time for performing an obligation under this Lease Agreement occurs or expires on a day that is not a Business Day, the time for performance of such obligation shall be extended until the next succeeding Business Day.

(j)            References to any statute, code or statutory provision are to be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or reenacted, and include references to all bylaws, instruments, orders and regulations for the time being made thereunder or deriving validity therefrom unless the context otherwise requires.

(k)           The expression “and/or” when used as a conjunction shall connote “any or all of.”

(l)            The term “shall” is understood to be mandatory, meaning must, and the term “may” is understood to be permissive.

(m)          References to any amount of money shall mean a reference to the amount in United States Dollars.

ARTICLE II
LEASE

2.1           Occupancy Date. Subject to the terms and conditions of this Lease Agreement, Lessee’s right to occupy the Facility and Site (“Occupancy”) shall commence on the date upon which all of the Occupancy Conditions shall have been satisfied or waived in writing by Lessor (other than conditions which by their nature can only be satisfied at such time, which shall be satisfied or waived at such time) (the date upon which Occupancy actually occurs is hereinafter referred to as, the “Occupancy Date”). Occupancy shall be deemed to occur at 12:01 A.M. Eastern Prevailing Time on the Occupancy Date.

2.2           Lease Term. This Lease Agreement is effective between the parties as of the Effective Date. Subject to Section 2.3, Occupancy shall commence on the Occupancy Date and end on the Expiry Date (the “Lease Term”).

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

2.3           Lease of the Facility. Subject to and with the benefit of terms, covenants, conditions and provisions of this Lease Agreement, as of the Occupancy Date, (a) Lessee hereby leases from Lessor, and Lessor hereby leases to Lessee, the Facility; and (b) Lessee agrees to lease from Lessor, and Lessor agrees to lease to Lessee, the Site by executing the Ground Leases.

2.4           Ownership of the Facility. The Parties acknowledge and agree that they have executed and delivered this Lease Agreement with the understanding that (a) the Facility to be constructed by Lessor shall be the property of the Lessor; (b) Lessee shall have the right to possess and use the Facility upon the terms and conditions of this Lease Agreement and the other Transaction Documents; (c) this Lease Agreement is a “true lease” not a financing lease, capital lease, mortgage, equitable mortgage, deed of trust, trust arrangement, security arrangement or other financing or trust arrangement; and (d) none of the agreements contained herein is intended, nor shall the same be deemed or construed, to create a partnership between the Lessee and Lessor, to make them joint venturers, to make Lessee an Affiliate, agent, legal representative, partner, subsidiary or employee of Lessor, or to make Lessor in any way responsible for the debts, obligations, or losses of Lessee.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1           Mutual Representations and Warranties. Except to the extent that any such representation or warranty expressly relates to an earlier date, each Party represents and warrants to the other Party as of the Effective Date:

(a)            Formation; Qualification. It is duly formed, validly existing and in good standing under the laws of the state of its formation and has all requisite power and authority to carry on its business as now being conducted. It is duly qualified to do business and in good standing under the laws of each jurisdiction that its business, as currently being conducted, shall require it to be so qualified, except where the failure to be so qualified could not have a material adverse effect on the Facility or result in a Material Adverse Effect with respect to it.

(b)            Authority. It has full authority to execute and deliver the Transaction Documents to which it is a party and to consummate the transactions contemplated thereby. The execution and delivery by it of the Transaction Documents to which it is a party and the consummation by it of the transactions contemplated thereby have been duly and validly authorized by all necessary organizational action. The Transaction Documents to which it is a party have been duly and validly executed and delivered by it. Each of the Transaction Documents to which it is a party constitutes the legal, valid and binding agreement of it, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(c)            No Violation. Neither the execution, delivery and performance of the Transaction Documents to which it is a party nor the consummation by it of the transactions contemplated thereby will (i) conflict with or result in any breach of any provision of its organizational documents, (ii) result in any violation or breach of, constitute a default under, result in any right to accelerate, result in the creation of any Lien on its assets (other than with respect to Lessor, the Lessor Permitted Liens and with respect to Lessee, the Lessee Permitted Liens), or create any right of termination under the conditions or provisions of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which it is a party or by which it, or any material part of its assets may be bound, in each case that could individually or in the aggregate result in a Material Adverse Effect with respect to it; or (iii) constitute violations of any law, regulation, order, judgment or decree applicable to it which violations, individually or in the aggregate, could result in a Material Adverse Effect with respect to it.

(d)            No Consents or Approvals. No authorization or approval or other action by, and no notice to or filing or registration with, any Person (including any Governmental Authority) is required for the due execution, delivery or performance by it of this Lease Agreement and each of the other Transaction Documents to which it is a party, other than any authorization or approval or other action or notice or filing as has been duly obtained, taken or given.

(e)            Legal Proceedings. There are no pending or, to Lessor’s Knowledge or Lessee’s Knowledge, as applicable, threatened claims, disputes, governmental investigations, suits, actions (including non-judicial real or personal property foreclosure actions), arbitrations, legal, administrative or other proceedings of any nature, domestic or foreign, criminal or civil, at law or in equity, by or against or otherwise affecting it which could result in a Material Adverse Effect with respect to it.

(f)             Compliance with Law. It is in compliance in all respects with Applicable Law, except to the extent that failure to so comply, individually or in the aggregate, could not result, or has not resulted in, a Material Adverse Effect.

3.2           Additional Lessor Representations and Warranties. As of the Occupancy Date, Lessor represents and warrants to Lessee that Lessor has good and marketable title to and is the owner of the Facility and the Site, free and clear of all Liens except for the Lessor Permitted Liens and except for minor defects in title that do not adversely impact the value or interfere with the ability to utilize, operate and maintain the Facility for its intended purpose.

3.3           Additional Lessee Representations and Warranties. Lessee represents and warrants to Lessor as of the Effective Date that Lessee has delivered to Lessor true, correct, and complete copies of all documents required to be provided by Lessee hereunder or otherwise reasonably requested by Lessor and none of the information provided in such documents contained, at the time delivered to Lessor, any untrue or incorrect statement or omitted to state any fact necessary to make the information therein not misleading.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

3.4           No Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS LEASE AGREEMENT, THE FACILITY AND THE SITE IS BEING DELIVERED BY THE LESSOR TO LESSEE “AS IS, WHERE IS” AND IS DEMISED AND LET TO LESSEE SUBJECT TO: (A) Applicable laws including zoning regulations, restrictions, rules, laws and ordinances now in effect or hereafter adopted by any Governmental Authority; (B) use of the Facility which is consistent with the terms of this Lease Agreement, the ASSIGNED PROJECT DOCUMENTS AND THE ASSIGNED PROJECT GOVERNMENTAL APPROVALS; AND (C) all LESSOR Permitted LienS. EXCEPT AS EXPRESSLY SET FORTH IN THIS LEASE AGREEMENT, LESSOR EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED IN RESPECT OF THE FACILITY OR THE SITE, OR ANY PART THEREOF. LESSOR SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, MATERIAL OR WORKMANSHIP, USAGE, SUITABILITY, OR FITNESS FOR ANY PARTICULAR PURPOSE WHICH MAY APPLY TO THE FACILITY OR THE SITE, OR ANY PART THEREOF; PROVIDED, HOWEVER, THAT, SUBJECT TO SECTION 8.2(B), LESSOR SHALL ENFORCE SUCH THIRD-PARTY WARRANTIES AS MAY EXIST IN THE CONTRACTS RELATED TO THE DEVELOPMENT AND CONSTRUCTION OF THE FACILITY.

ARTICLE IV
EPC CONTRACT; SUBSTANTIAL COMPLETION; FULL FACILITY COMPLETION;
OCCUPANCY CONDITIONS

4.1           EPC Contract. Lessee acknowledges that Lessor has executed that certain EPC Contract as of the date hereof. Lessor shall promptly undertake and diligently pursue its rights and obligations under the EPC Contract in its commercially reasonable discretion; provided, that if Full Facility Completion has not occurred prior to the Outside Date, then Lessor may terminate this Lease Agreement, without prejudice to the other remedies hereunder, by giving to Lessee written notice of Lessor’s election to do so, in which event the Lease Term shall end, and all right, title and interest of Lessee hereunder shall expire on the date stated in such notice; provided, further, that if Lessor terminates the EPC Contract for convenience in accordance with the terms thereof, then either Party may terminate this Lease Agreement, without prejudice to the other remedies hereunder, by giving to the other Party written notice of such Party’s election to do so, in which event the Lease Term shall end, and all right, title and interest of the Parties hereunder shall expire on the date stated in such notice; and provided, further, that if the EPC Contract is terminated due to a Lessor default thereunder, then Lessee may terminate this Lease Agreement, without prejudice to the other remedies hereunder, by giving to Lessor written notice of Lessee’s election to do so, in which event the Lease Term shall end, and all right, title and interest of the Parties hereunder shall expire on the date stated in such notice.

4.2           Design Review. Lessor shall deliver to Lessee any Drawings provided to Lessor by EPC Contractor under the EPC Contract. Lessee shall review any such Drawings for compliance with the specifications and other requirements set forth in the Facility Design Guidelines and notify Lessor of its comments or questions, if any, with respect to deviations in such Drawings from the Facility Design Guidelines, within [***] after its receipt thereof. If Lessee fails to respond within [***] of receiving any such Drawings from Lessor, then such Drawings shall be deemed to have been reviewed and accepted by Lessee without comment.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

4.3           Substantial Completion; Full Facility Completion.

(a)            Substantial Completion. When Lessor’s work related to the development and construction of the Facility has been completed such that [***], can be operated and maintained by Lessee in accordance with the terms and conditions of this Lease Agreement, including [***] (“Substantial Completion”), Lessor shall submit to Lessee a Substantial Completion Certificate, along with all documentation necessary for Lessee to determine if Substantial Completion has been achieved.

(b)            Full Facility Completion. When Lessor believes that work related to the development and construction of the remainder of the Facility has been completed such that [***] of the Facility can be operated and maintained by Lessee in accordance with the terms and conditions of this Lease Agreement (“Full Facility Completion”), Lessor shall submit to Lessee a Full Facility Completion Certificate, along with all documentation necessary for Lessee to determine if Full Facility Completion has been achieved.

(c)            Completion Certificates. Within [***] following the date on which the Substantial Completion Certificate or Full Facility Completion Certificate is received by Lessee (the “Review Period”), Lessee shall review and inspect all work related thereto and shall either (i) countersign and deliver to Lessor such Substantial Completion Certificate or Full Facility Completion Certificate, as applicable, or (ii) if reasonable cause exists for doing so, notify Lessor that Substantial Completion or Full Facility Completion, as applicable, has not been achieved. Any notice issued pursuant to clause (ii) above shall state in reasonable detail Lessee’s reasons for rejecting such certificate. Upon Lessor completing any required corrective measures to achieve Substantial Completion or Full Facility Completion, as applicable, Lessor shall issue a new Substantial Completion Certificate or Full Facility Completion Certificate, as applicable, for Lessee’s consideration. Such procedure shall be repeated as necessary until Substantial Completion or Full Facility Completion, as applicable, is achieved. If Lessee fails to respond to or countersign a Substantial Completion Certificate or Full Facility Completion Certificate during a Review Period, Lessee shall be deemed to have executed such Substantial Completion Certificate or Full Facility Completion Certificate, as applicable, and Substantial Completion or Full Facility Completion, as applicable, will be deemed to have been achieved. Any disagreement about the achievement of Substantial Completion or Full Facility Completion is subject to the dispute resolution process in Section 15.8(a). Agreement with regard to Substantial Completion shall not relieve Lessor of its obligation to continue to diligently pursue completion of the remainder of the Facility.

4.4           Occupancy Conditions. Unless and until the following conditions (the “Occupancy Conditions”) are satisfied, or waived in writing by Lessor in its sole discretion, the Parties acknowledge and agree that Lessor shall not be obligated to commence the Occupancy:

(a)            Substantial Completion. Substantial Completion shall have occurred pursuant to Section 4.3(a);

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(b)            Transaction Documents. Lessor shall have received copies of each of the Transaction Documents, in each case duly executed by each other party thereto and dated as of the Occupancy Date;

(c)            Parent Guaranty. Lessor shall have received a copy of the Parent Guaranty, in substantially the form attached hereto as Exhibit L, duly and properly executed by Pledgor.

(d)            Accounts. Lessee shall have established the Accounts and deposited into the Accounts such amounts required to be deposited by Lessee pursuant to the terms of the Account Requirements;

(e)            Insurance. Lessee shall have delivered to Lessor certificates of insurance, in form and substance satisfactory to Lessor, evidencing: (i) the Required Insurance Policies are in full and effect; (ii) the designation, where applicable, of each of Lessor and Lessor’s Parent as an additional named insured and a loss payee under the Required Insurance Policies is in effect to the extent required by Exhibit G; (iii) all premiums then due and payable with respect to the Required Insurance Policies have been paid; and (iv) such information as specified in Exhibit G;

(f)            Security. Lessor’s Parent shall have received evidence of the creation and, where applicable, perfection of, and satisfactory arrangements for the filing or registration of all appropriate documents and payment of all related fees and expenses in accordance with Applicable Law necessary for the creation of valid and perfected first priority security interests (subject to the Permitted Equity Exceptions) in the collateral under the Security Documents in favor of Lessor’s Parent, all in form and substance satisfactory to Lessor’s Parent. All collateral under the Security Documents that must be delivered to Lessor’s Parent, in order to, pursuant to Applicable Law, perfect the secured interest therein as a first priority Lien shall have been delivered to Lessor’s Parent; and

(g)            No Proceedings or Litigation. No order, injunction, judgment, decree, ruling, statute, or regulation shall have been issued or enacted by any Governmental Authority, and no action by any Governmental Authority or other Person shall have been instituted or threatened that is reasonably likely to restrain, prohibit, materially delay, impose material and adverse conditions on, successfully challenge the validity of, or otherwise materially and adversely interfere with, the commencement of Occupancy and the transactions contemplated hereby or under the other Transaction Documents.

ARTICLE V
RENT

5.1           Base Rent.

(a)            On each Base Rent Payment Date until the end of the Lease Term, Lessee agrees to pay Base Rent monthly in advance; provided, that Lessee’s payment on the first Base Rent Payment Date shall include the prorated Base Rent amount attributable to the period from the Base Rent Commencement Date to such Base Rent Payment Date.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(b)            Lessor shall provide a completed Form Lease Supplement to Lessee approximately [***] prior to the anticipated Occupancy Date. Within the Lease Supplement Review Period, Lessee shall provide any comments it has to such submitted Form Lease Supplement; provided, however, that absent manifest error, the completed Form Lease Supplement provided by Lessor shall be accepted by Lessee. If Lessee notifies Lessor that it disputes any of the information included in the submitted Form Lease Supplement within the Lease Supplement Review Period, then the Parties will review any such dispute in accordance with the provisions set forth in Section 15.8(a). If Lessee notifies Lessor that it does not dispute any of the information included in the submitted Form Lease Supplement, or if Lessee does not respond to Lessor’s submitted Form Lease Supplement before the expiration of the Lease Supplement Review Period, such submitted Form Lease Supplement shall be accepted by the Parties as the Occupancy Date Lease Supplement. On the Occupancy Date, the Occupancy Date Lease Supplement shall automatically update this Lease Agreement and be binding on the Parties.

(c)            Lessor shall provide a completed Form Lease Supplement to Lessee on the date that Full Facility Completion is achieved for the Facility. Within the Lease Supplement Review Period, Lessee shall provide any comments it has to such submitted Form Lease Supplement; provided, however, that absent manifest error, the completed Form Lease Supplement provided by Lessor shall be accepted by Lessee. If Lessee notifies Lessor that it disputes any of the information included in the submitted Form Lease Supplement within the Lease Supplement Review Period, then the Parties will review any such dispute in accordance with the provisions set forth in Section 15.8(a). If Lessee notifies Lessor that it does not dispute any of the information included in the submitted Form Lease Supplement, or if Lessee does not respond to Lessor’s submitted Form Lease Supplement before the expiration of the Lease Supplement Review Period, such submitted Form Lease Supplement shall be accepted by the Parties as the Full Facility Completion Lease Supplement. On the effective date of such Full Facility Completion Lease Supplement, such Full Facility Completion Lease Supplement shall automatically update this Lease Agreement and be binding on the Parties.

(d)            Lessor shall provide a completed Form Lease Supplement to Lessee on the EPC Final Completion Date. Within the Lease Supplement Review Period, Lessee shall provide any comments it has to such submitted Form Lease Supplement; provided, however, that absent manifest error, the completed Form Lease Supplement provided by Lessor shall be accepted by Lessee. If Lessee notifies Lessor that it disputes any of the information included in the submitted Form Lease Supplement within the Lease Supplement Review Period, then the Parties will review any such dispute in accordance with the provisions set forth in Section 15.8(a). If Lessee notifies Lessor that it does not dispute any of the information included in the submitted Form Lease Supplement, or if Lessee does not respond to Lessor’s submitted Form Lease Supplement before the expiration of the Lease Supplement Review Period, such submitted Form Lease Supplement shall be accepted by the Parties as the EPC Final Completion Lease Supplement. On the Full Base Rent Commencement Date, such EPC Final Completion Lease Supplement shall automatically update this Lease Agreement and be binding on the Parties.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(e)            If [***] Lessor shall provide a completed Form Lease Supplement to Lessee indicating [***] approximately [***] prior to the date of such reduction. Within the Lease Supplement Review Period, Lessee shall provide any comments it has to such submitted Form Lease Supplement; provided, however, that absent manifest error, the completed Form Lease Supplement provided by Lessor shall be accepted by Lessee. If Lessee notifies Lessor that it disputes any of the information included in the submitted Form Lease Supplement within the Lease Supplement Review Period, then the Parties will review any such dispute in accordance with the provisions set forth in Section 15.8(a). If Lessee notifies Lessor that it does not dispute any of the information included in the submitted Form Lease Supplement, or if Lessee does not respond to Lessor’s submitted Form Lease Supplement before the expiration of the Lease Supplement Review Period, such submitted Form Lease Supplement shall be accepted by the Parties as the Reserve Reduction Lease Supplement. On the effective date of such Reserve Reduction Lease Supplement, such Reserve Reduction Lease Supplement shall automatically update this Lease Agreement and be binding on the Parties.

(f)             If [***] Lessor shall provide a completed Form Lease Supplement to Lessee indicating [***] approximately [***] prior to the anticipated Excess Land Option Closing Date or other Excess Land sales closing date. Within the Lease Supplement Review Period, Lessee shall provide any comments it has to such submitted Form Lease Supplement; provided, however, that absent manifest error, the completed Form Lease Supplement provided by Lessor shall be accepted by Lessee. If Lessee notifies Lessor that it disputes any of the information included in the submitted Form Lease Supplement within the Lease Supplement Review Period, then the Parties will review any such dispute in accordance with the provisions set forth in Section 15.8(a). If Lessee notifies Lessor that it does not dispute any of the information included in the submitted Form Lease Supplement, or if Lessee does not respond to Lessor’s submitted Form Lease Supplement before the expiration of the Lease Supplement Review Period, such submitted Form Lease Supplement shall be accepted by the Parties as the Excess Land Sale Lease Supplement. On the Excess Land Option Closing Date or other Excess Land sale closing date, the Excess Land Sale Lease Supplement shall automatically update this Lease Agreement and be binding on the Parties.

(g)            [***]

5.2           Performance Rent. Lessee shall pay Performance Rent to Lessor on each Performance Rent Payment Date.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

5.3           Additional Rent. The lease of the Facility is what is commonly called a “triple net lease.” Except as expressly provided otherwise in this Lease Agreement, all expenses incurred by Lessor or Lessee in connection with the Facility after the Occupancy Date, including insurance premiums (inclusive of premium financing and brokerage commissions), expenses under the Project Documents and the Project Governmental Approvals, Taxes (other than Lessor’s Taxes), credit support costs, and other management, operating and maintenance expenses of Lessee, shall be for the account of Lessee. All of such charges, costs and expenses for which Lessee is responsible hereunder, if not paid by Lessee, shall constitute additional rent (“Additional Rent”), even though not necessarily payable to Lessor, and upon the failure of Lessee to pay when due any of such costs, charges or expenses, Lessor shall have the same rights and remedies as otherwise provided in this Lease Agreement for the failure of Lessee to make any Rent Payment. Notwithstanding the foregoing, in no event shall any of the costs, charges or expenses set forth herein be charged to Lessee more than once hereunder, and only in the event that Lessor pays such costs, charges or expenses directly and seeks reimbursement thereof from Lessee shall Lessee be obligated to pay such costs, charges or expenses to Lessor. Lessor shall invoice Lessee for any Additional Rent in accordance with Section 6.1. Notwithstanding anything contained herein to the contrary, the following costs shall not be considered operating expenses and shall not be passed through to Lessee as Additional Rent hereunder (but shall in no way affect the calculation of Base Rent or Performance Rent hereunder): [***] [***].

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

5.4           Proration. If the obligations of Lessee hereunder to pay Rent (including Additional Rent) relate to any period in part before the Occupancy Date or in part after the termination of the Lease Term or if the Lease Term terminates other than on the last day of a calendar month, such Rent Payments shall be appropriately prorated on a per diem basis.

5.5           Disputes. At any time within [***] of its receipt of any Rent Payment, a Party may dispute the amount of such Rent Payment. Each Party shall have the right, upon reasonable notice and during normal working hours, to examine the records of the other Party to the extent that such Party deems reasonably necessary to verify the amount of such Rent Payment. If such examination reveals any underpayment by Lessee, Lessee shall be required to pay as promptly as practicable the amount of the identified underpayment, together with interest at the Interest Rate from the date of the underpayment to the date paid to Lessor. In the event of an overpayment by Lessee, Lessor shall pay as promptly as practicable the amount of the identified overpayment, together with interest at the Interest Rate from the date of the overpayment to the date paid to Lessee.

ARTICLE VI
PAYMENT OF RENT; IMPOSITIONS

6.1           Payment Terms. On each Base Rent Payment Date, Lessor shall invoice Lessee for any costs and expenses constituting Additional Rent or Impositions which have been paid by Lessor to third parties. Lessee shall be required to pay such Additional Rent directly to Lessor on the immediately succeeding Base Rent Payment Date. Any other Rent Payments and all other sums payable hereunder by Lessee shall be paid (except as otherwise expressly provided for herein) when due without notice or demand. Rent and all other amounts becoming due from Lessee to Lessor under this Lease Agreement and the other Transaction Documents will be made in United States dollars by wire transfer of immediately available funds prior to 5:00 P.M. Eastern Prevailing Time, on the date due in accordance with the applicable Transaction Document to the account specified in writing by Lessor from time to time. If any payment shall not have been received by Lessor within [***] after the date on which such payment is due, then it shall bear interest at the Interest Rate from (and including) the date on which it was due to be paid to Lessor until the date received by Lessor.

6.2           Impositions.

(a)            Payment of Impositions. Lessee shall pay, directly to the authority charged with the collection thereof, all real estate Taxes, betterment assessments, and all other impositions, ordinary and extraordinary, general and special, of every kind and nature whatsoever, as well as any payments in lieu of taxes, which may be levied, assessed, charged or imposed during the Lease Term upon the Site, the Facility, or any part thereof, or upon any improvements at any time situated thereon (such Taxes and installments of assessments being hereinafter together referred to as “Impositions”), including Impositions, if any, which are required to be paid pursuant to the Project Documents, for each Tax or installment period (or portion of a period) during the Lease Term. Subject to the remainder of this Section 6.2, payments of Impositions shall be made by Lessee not less than [***] prior to the last date on which the same may be paid without interest or penalty. If, because of a future change in the method of taxation or in the taxing authority, a tax shall be levied against the Lessor in substitution for the impositions, such substitute taxes shall be deemed to be included within the definition of the term “Impositions”; provided, however, that nothing in this Lease Agreement shall obligate Lessee to pay any Lessor’s Tax.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(b)            Rights to Contest. Lessee, at its sole cost and expense, in its own name or in the name of Lessor, may contest the validity or amount of any Impositions, in which event Lessee may (i) make such payment under protest or (ii) if postponement of such payment during the pendency of such contest will not jeopardize Lessor’s title to the Site or the Facility or subject Lessor or Lessee to the risk of any criminal liability or civil penalty, Lessee may postpone the same until such contest is decided.

(c)            Cooperation in Contests. As may be necessary or desirable, and without limiting Lessee’s responsibilities under Section 6.2 (a), each of Lessee or Lessor, as applicable, upon the request of the other, shall use its commercially reasonable efforts to assist in any such proceeding to contest the validity or amount of any Impositions. Either Party paying Impositions shall be entitled to recover, receive and retain for its own benefit all abatements and refunds of such Impositions unless previously reimbursed by the other Party with respect thereto.

(d)            Limitations. Nothing contained in this Section 6.2, however, shall be construed to allow Lessee to permit any such contested Impositions to remain unpaid for a length of time which shall permit the Site or the Facility, or any part thereof, to be sold by any Governmental Authorities for the non-payment of such Impositions. Lessee shall promptly furnish Lessor with copies of all notices, appeals, pleadings, motions and orders in any proceedings commenced with respect to such contested Impositions.

(e)            Lessor’s Right of Payment. Lessee agrees to defend, indemnify and hold Lessor harmless from all costs and expenses incurred on account of Lessee’s participation in such proceedings or as a result of Lessee’s failure to pay any Impositions or other related charges with respect to the Facility. Lessor shall promptly furnish to Lessee a copy of any notice of any Impositions received by Lessor. If Lessee fails to make any payment referred to in this Section 6.2 when due pursuant to the terms hereof, Lessor shall have the right after [***]’ notice to Lessee to make any such payment on behalf of Lessee and charge Lessee therefor.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

6.3           No Setoff or Abatement. Except as expressly provided in this Lease Agreement, Lessee’s obligation to pay the Rent shall be absolute and unconditional and shall not be affected by any circumstance, including (a) any set-off, counterclaim, recoupment, defense or other right which Lessee may have against any Person, for any reason whatsoever (whether in connection with the transactions contemplated hereby or any other transactions), (b) any defect in the title, condition, design, operation, or fitness for use of, or any damage to or loss or destruction of, the Facility, or any interruption or cessation in or prohibition of the use or possession thereof by Lessee for any reason whatsoever, including any such interruption, cessation or prohibition resulting from the act of any Governmental Authority, (c) any insolvency, bankruptcy, reorganization or similar case or proceedings by or against a counterparty to any of the Project Documents or (d) any other circumstance, happening, or event whatsoever (including any Force Majeure Event), whether or not unforeseen or similar to any of the foregoing; provided, that Lessee shall not be required to make Rent payments that are otherwise paid by insurance within a reasonable period of time following an insurable loss. Lessee hereby waives, to the extent permitted by Applicable Law, any and all rights which it may now have or which at any time hereafter may be conferred upon it, by statute or otherwise, to terminate, cancel, quit or surrender this Lease Agreement except in accordance with the express terms hereof. It is the intention of the Parties that the obligations of Lessee hereunder shall be separate and independent covenants and agreements, that the Rent, and all other sums payable by Lessee hereunder shall continue to be payable in all events and that the obligations of Lessee hereunder shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease Agreement. If Lessor commences any proceedings for non-payment of Rent, Lessee will not interpose any counterclaim or cross complaint or similar pleading of any nature or description in such proceedings unless Lessee would lose or waive such claim by the failure to assert it. This shall not, however, be construed as a waiver of Lessee’ right to assert such claims in a separate action brought by Lessee. Nothing herein shall preclude Lessee from pursuing or realizing upon its other remedies at law or in equity by reason of any default hereunder by Lessor.

ARTICLE VII
ACCOUNTS

7.1           Establishment of the Accounts. In accordance with the terms and conditions of the Account Requirements, Lessee shall establish the Accounts with the Depositary.

7.2           Funding of the Accounts. The Parties each hereby agree to fund, and contribute funds to, the Accounts as required by the terms and conditions of the Account Requirements.

7.3           Disbursements from the Accounts. Any transfers or disbursements from the Accounts may only be made in accordance with the Account Requirements and the Account Control Agreements.

ARTICLE VIII
COVENANTS AND OTHER AGREEMENTS OF THE PARTIES

8.1           Covenants of Both Parties. Beginning on the Effective Date and throughout the remainder of the Lease Term, each Party covenants and agrees:

(a)            Expenses. Except as expressly provided otherwise in this Lease Agreement or in any other Transaction Document, each Party will bear its own costs and expenses in connection with entering into the Transaction Documents and the transactions contemplated by the Transaction Documents.

(b)            No Setoff. Except as expressly provided in this Lease Agreement, Lessee’s obligation to pay Rent will not be subject to setoff or abatement as a consequence of any loss (including theft, disappearance, damage to or destruction, or any other Event of Loss) of the Facility or any part thereof from any cause whatsoever and notwithstanding the performance of the Facility.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(c)            Further Assurances. Each Party will promptly sign all documents reasonably requested by the other Party to give effect to the provisions of this Lease Agreement and any of the other Transaction Documents. Without limiting the generality of the foregoing, Lessee agrees that it and its Affiliates shall, promptly upon request by Lessor or Lessor’s Parent, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such other pledge agreements, security agreements, financing statements and continuations thereof, termination statements, notices of assignment, instruments of assignment, and other agreements as Lessor or Lessor’s Parent may deem reasonably necessary in order to more effectively (i) lease the Facility and Site to Lessee or (ii) create or perfect a valid perfected first priority security interest in the collateral under the Security Documents.

(d)            Insurance. Maintain, or cause to be maintained, those Required Insurance Policies specified for such Party on Exhibit G; provided, however, that all insurance premiums, deductibles and other similar costs, fees, and expenses relating to the Required Insurance Policies shall be paid by Lessee.

(e)            Assignment of Transaction Documents; Changes in Control. Except as otherwise expressly permitted pursuant to Section 13.1 of this Lease Agreement, and in connection with the Security Documents and any other Transaction Document, without the prior written consent of the other Party, neither Party shall sell, assign, lease, sublease, pledge or otherwise transfer all or any portion of its rights or interests in, to or under this Lease Agreement or the other Transaction Documents. Any direct or indirect Change of Control of Lessee (whether voluntary or by operation of law) will be deemed an assignment and will require the prior written consent of Lessor unless such Change of Control results from the exercise by Lessor’s Parent of its rights or remedies under the Security Documents.

(f)             Compliance with Applicable Law. Lessor and Lessee each will comply with all Applicable Laws and Project Governmental Approvals except where non-compliance would not reasonably be expected to have a Material Adverse Effect on it, the Site or the Facility.

(g)            Preservation of Lessor and Lessee. Each of Lessor and Lessee will preserve, renew and keep in full force and effect its organizational existence and not liquidate, wind up or dissolve (or suffer any liquidation or dissolution).

(h)            [***].

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

8.2            Additional Covenants of Lessee. Beginning on the Occupancy Date and throughout the remainder of the Lease Term, Lessee covenants and agrees that:

(a)            Project Documents and Project Governmental Approvals.

(i)            Lessee shall (A) observe and perform all of the covenants and obligations of Lessee contained in each of the Material Project Documents to which it is a party, and assist and cooperate with Lessor to enable Lessor to perform and observe all of the covenants and obligations of Lessor contained in each of the Material Project Documents to which it is a party; (B) comply with all Project Governmental Approvals as are or may be in the future necessary for the lease, use, operation, maintenance, and repair of the Facility under Applicable Law; (C) not do, fail to do or authorize any act or omission which would result in the termination or cancellation of any Material Project Document or Project Governmental Approval (except for the expiration of any Material Project Document or Project Governmental Approval in accordance with its terms and not as a result of a breach or default thereunder); and (D) if Lessee is a party to a Material Project Document, prudently enforce against each counterparty to a Material Project Document each material covenant or obligation of such Material Project Document in accordance with its terms, and assist and cooperate with Lessor to enable Lessor to enforce against each counterparty to a Material Project Document each material covenant or obligation of such Material Project Document in accordance with its terms in each of the Material Project Documents to which it is a party.

(ii)            Without the prior written consent of the Lessor, Lessee shall not and shall not permit its Affiliates to (A) cancel or terminate any Material Project Document or consent to the cancellation or termination of any Material Project Document; (B) surrender any Project Governmental Approval; (C) sell, assign, sublease, or otherwise transfer (by operation of law or otherwise) any part of its interests, rights, or obligations in, to, or under any Material Project Document or Project Governmental Approval (other than to Lessor at the expiry of the Lease Term or at such other time as mutually agreed to by the Parties,); (D) waive any material default under, or material breach of, any Material Project Document or waive, fail to enforce, forgive, compromise, settle, adjust or release any material right, interest, entitlement, howsoever arising, under, or in respect of, any such Material Project Document; (E) amend, supplement, renew, or modify any Material Project Document or Project Governmental Approval; (F) enter into any Material Project Document or apply for any Project Governmental Approval; (G) assume the performance of any obligations previously performed by a counterparty to any Material Project Document; (H) declare a force majeure under a Material Project Document; or (I) resolve any material dispute relating to any Material Project Document or Project Governmental Approval. Notwithstanding the foregoing, Lessee may amend or modify a Material Project Document or a Project Governmental Approval to correct any clear and manifest error in a Material Project Document or Project Governmental Approval which is not reasonably expected to have a Material Adverse Effect on Lessee’s ability to fulfill its obligations hereunder.

(iii)            Lessor shall have the right (but not the obligation) to pay any amounts properly due and owing by Lessee under any of the Project Documents or the Project Governmental Approvals that, to the knowledge of Lessor, are not subject to a valid dispute by Lessee. In the event that Lessor makes any such payments, the amounts paid by Lessor will become Additional Rent to be paid directly to Lessor by Lessee as part of the next Rent Payment of Additional Rent.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(iv)            In the event that Lessee enters into any Material Project Documents on or after the Effective Date, Lessee shall ensure that each such Material Project Document permits assignment thereof by Lessee to Lessor or the owner of the Facility.

(b)            Warranties. If a condition affecting the Facility becomes known to Lessee and is then covered by a Warranty, Lessee shall alert Lessor of the relevant circumstances and request instructions relating to such Warranty. Lessee, on behalf of Lessor, shall provide timely notification to the applicable Warranty providers of all Warranty claims pursuant to the terms of the Warranties and provide reasonable information as to the nature of such Warranty claims. Lessee shall provide reasonable support to Lessor throughout the Warranty claim process by providing supporting documentation for the Facility in the context of the Warranty and, if requested, serve as Lessor’s representative for the duration of the claim; provided, that Lessor will reimburse Lessee for any direct, third-party costs incurred by Lessee in connection therewith.

(c)            Litigation. Without the prior written consent of Lessor, Lessee will not commence or settle any litigation or proceeding (or any written threat or notice of the intention of any Person to file or commence any litigation or proceeding) including any litigation or proceeding under Environmental Laws, concerning Lessor, the Site, or the Facility, to the extent any such litigation or proceeding (i) involves a claim which equals or exceeds [***], (ii) would reasonably be expected to have a Material Adverse Effect if determined adversely to Lessee, Lessor or the Facility, (iii) seeks injunctive or similar relief related to the Facility, or (iv) relates to the transactions contemplated by the Transaction Documents.

(d)            Indebtedness. Lessee will not lend money or create, incur, assume, guarantee, contract for, issue evidence of, or suffer to exist any Indebtedness other than Permitted Indebtedness.

(e)            Sale or Lease of Assets. Without the prior written consent of Lessor, Lessee shall not sell, assign, lease, sublease, or otherwise transfer all or any portion of its rights or interests in, to, or under the Facility, Site, the Key Lessee-Provided Equipment or any other asset material to the use, operation, maintenance, or repair of the Facility, except (i) to Lessor on the expiry of the Lease Term or at such other time as mutually agreed to by the Parties; (ii) (A) in the ordinary course of operating, maintaining, and repairing the Facility or (B) in connection with the transfer of any obsolete, worn out, or surplus personal property, and in respect of the immediately preceding clauses (1) and (2), in an aggregate value not to exceed [***] in any calendar year at fair market value; (iii) in connection with sales of the Crops produced from the Facility or associated products pursuant to the Project Documents; (iv) in connection with the replacement of assets with assets of at least the same functional capability and warranties; or (v) to Lessor’s Parent pursuant to the Security Documents.

(f)            Operation and Maintenance. Without limiting the provisions of Article IX and except as stated otherwise in Article X, Lessee shall (i) operate and maintain the Facility in good repair, good operating condition, appearance and working order (ordinary wear and tear excepted) in compliance with the Standards; (ii) properly service, or cause to be serviced by the Third-Party Service Providers, all components of the Facility and make, or cause to be made, all repairs reasonably necessary to operate and maintain the Facility in such condition; and (iii) cause the Equipment Replacements to be made in accordance with Section 9.4(b). Without limiting Lessee’s obligations under Section 9.4(a), Lessee agrees to use any Third-Party Service Provider requested by Lessor if such Third-Party Service Provider (A) will provide its services for an amount that is equal to or less than the amount budgeted for such services in the then-current Annual Maintenance Budget, and (B) offers to provide such services on substantially the same terms and conditions as such services are then being provided; provided, that Lessor will give due consideration to the use of local contractors in the selection of any requested Third-Party Service Provider.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(g)            Key Personnel. Lessee shall retain each of the Key Personnel to perform the role and duties set forth opposite their respective names on Schedule 1.1(h). Without the prior written consent of Lessor, Lessee shall not remove or replace any of the Key Personnel or make any material changes to their responsibilities. Lessee shall notify Lessor reasonably in advance of any proposed substitution of Key Personnel and provide a detailed explanation of the circumstances necessitating the substitution, a resume of the proposed substitute, and any other information that Lessor deems reasonably necessary to evaluate the proposed substitute.

(h)            Annual Budgets; Reports. Lessee shall deliver the Proposed Maintenance Budget, Annual Lessee Budget, and Reports in accordance with Sections 9.5 and 9.3.

(i)            Inspection; Facility Access. After reasonable advance notice and subject to Lessee’s security and food safety procedures (except that no advance notice will be required if a Lessee Event of Default shall have occurred and is continuing), (i) Lessee shall provide Lessor and its Representatives with access, during normal business hours, to the Facility in order for Lessor or its Representatives to (A) inspect the Facility, the Site, and the Lessee-Provided Equipment, Supplies, and Personnel, (B) tour the Facility and the Site with any investor or potential investor in Lessor or any Affiliate of Lessor, provided that such tour will not disrupt Lessee’s use or operation of the Facility, and (C) prepare advertising or marketing materials, which may include photographic or video representations of the Facility and the Site; provided, that, prior to distribution, such materials and representations shall be subject to Lessee’s approval, such approval not to be unreasonably withheld, conditions or delayed, and (ii) Lessee shall permit Lessor or its Representatives, during normal business hours, to (A) inspect and make copies of records relating to (1) the Site and the Facility including the operation and maintenance, and repair of the Facility (provided, however, that propriety information gathered regarding Lessee’s operation of the Facility shall be considered Confidential Information), or (2) any Project Documents including payments and collections, and (B) discuss the Facility with any of the managers, officers, representatives, or professional consultants of Lessee.

(j)            Use. Lessee shall use and operate the Facility and the Site for the purposes of the operation and maintenance of a controlled environmental agriculture facility to produce and sell the Crops (and associated products) produced at the Facility, and for incidental uses related thereto, including those businesses that are reasonably related thereto or reasonable extensions thereof, and for no other use or purpose. Absent prior written consent of Lessor, Lessee shall not produce, store, handle, or manage produce or crops from another agriculture facility at the Facility or on the Site. Lessee shall not and shall not allow the Facility or the Site to be used to generate, manufacture, produce, process, transfer, contain, store, use or dispose of any Hazardous Substances, except to the extent reasonable or appropriate in connection with the lawful use of the Facility in the ordinary course of Lessee’s business, and Lessee shall comply in all respects with all Environmental Laws and Project Governmental Approvals in connection with such actions.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(k)            Crops. Without the prior written consent of Lessor, Lessee shall not grow, cultivate or otherwise produce any crops other than the Crops at the Facility.

(l)            No Liens. Lessee covenants that neither Lessee nor any party claiming or acting through Lessee (other than through the Transaction Documents) will, through its own actions or inactions directly or indirectly create, incur, assume or suffer to exist any Lien (other than the Lessee Permitted Liens) on or with respect to the Facility, the Site, the Project Documents, the Project Governmental Approvals, the Key Lessee-Provided Equipment, or any other collateral under the Security Documents or Lessee’s interest or rights in any of the foregoing. Lessee shall, within [***] of the notice of any such Lien, other than the Lessee Permitted Liens, at its sole cost and expense, discharge or eliminate (or bond in a manner reasonably satisfactory to Lessee) any such Lien.

(m)            No Equity Encumbrances. Other than the Permitted Equity Exceptions, no Liens shall exist on the equity interests of Lessee or otherwise restrict the transfer of the equity interests in Lessee.

(n)            Expenditures. Other than with respect to Emergency Expenditures, without the prior written consent of Lessor, Lessee shall not incur maintenance expenses for the Facility in excess of [***] of the aggregate amount for maintenance expenses set forth in the then-applicable Annual Maintenance Budget.

(o)            Notices. In addition to any other notice requirements herein, Lessee will furnish or cause to be furnished to Lessor:

(i)            upon Lessee’s Knowledge of the existence thereof, a notice stating that a Lessee Event of Default has occurred and specifying the nature and period of existence and what action Lessee has taken or is taking or proposes to take with respect thereto;

(ii)            promptly after becoming available to Lessee or its Affiliates, (A) copies of any termination notice, notice of an event of default, notice of breach under, or any other notice relating to a Material Project Document and (B) any proposed or executed amendments or modifications of any Material Project Document;

(iii)            promptly after becoming available to Lessee or its Affiliates, copies of any written notice of force majeure under any Material Project Document;

(iv)            upon Lessee’s Knowledge of the existence thereof, notice that a Project Governmental Approval has been cancelled, suspended, terminated or materially impaired;

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(v)            upon Lessee’s Knowledge of the existence thereof, notice of any cancellation or material change in the terms, coverage or amounts of any Required Insurance Policy;

(vi)            upon Lessee’s Knowledge of the existence thereof, notice of the commencement of any material litigation, action, proceeding, or investigation, or of the threat of any litigation, action, proceeding, or investigation, against Lessee, the Facility or the Site by any Person (including any Governmental Authority);

(vii)            upon Lessee’s Knowledge of the existence thereof, notice that any event or circumstance has occurred that would be reasonably be expected to result in material liability on Lessor under ERISA;

(viii)            upon Lessee’s Knowledge of the existence thereof, notice of any material noncompliance with or potential or actual violation of any Applicable Law, Environmental Law or Project Governmental Approval, any Release of Hazardous Substances on or from the Site or other real property subject to the Project Documents in violation of Environmental Law, or threatened or pending Environmental Claim applicable to the Facility or the Site or Lessee’s operation or use of the Facility or the Site;

(ix)            upon Lessee’s Knowledge of the existence thereof, notice of the occurrence of any Event of Loss in respect of the Facility and any insurance claim proceedings related to such Event of Loss;

(x)            promptly upon becoming available to Lessee or its Affiliates, copies of any material, written communications with a Governmental Authority;

(xi)            upon Lessee’s Knowledge of the existence thereof, notice of any matter which has, or could reasonably be expected to have, a Material Adverse Effect;

(xii)            upon Lessee’s Knowledge of the existence thereof, notice of any equipment or system damage or malfunction in excess of [***] and arising from a circumstance other than an Event of Loss;

(xiii)            promptly upon cessation, or the anticipated cessation, of operation of the Facility for more than [***];

(xiv)            upon Lessee’s Knowledge of the existence thereof, notice of any fact, circumstance, condition, or occurrence that could reasonably be expected to be materially adverse to Lessee’s ability to achieve the Performance Metrics; and

(xv)            with reasonable promptness, such other information or documents relating to the operation and maintenance of the Facility or Lessee’s ability to perform its obligations under the Transaction Documents as Lessor may reasonably request.

(p)            Communications with Third Parties. Upon request by Lessor, Lessee shall assist Lessor in any communications or interaction with any Governmental Authority and any counterparty to a Project Document.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(q)            Other Business Activities; No Subsidiaries. Lessee shall neither (i) engage in any business other than (A) the leasing, operation, maintenance, and repair of the Facility, (B) the engagement in and execution of the transactions contemplated by the Transaction Documents, Project Documents, and Project Governmental Approvals, and (C) those businesses that are reasonably related thereto or reasonable extensions thereof nor (ii) organize, form or acquire any subsidiaries.

(r)            Cooperation with Facility Development. Upon Lessor’s or its Affiliates reasonable request, and with reasonable notice of the same, Lessee shall, and shall cause its Affiliates and its and their personnel and subcontractors, to use good faith efforts to provide Lessor or its Affiliates with such cooperation and information reasonably necessary in connection with any of Lessor’s work to be performed to complete any Required Improvement or restoration of the Facility or portion thereof following an Event of Loss; provided, however, that Lessee shall not have any obligation to incur any third party costs or expenses in connection with this Section 8.2(r) unless Lessor agrees in writing to reimburse Lessee for such cost or expense.

(s)            Intellectual Property. Neither Lessee nor Lessee’s Affiliates (or their respective personnel or subcontractors) shall take any action (or fail to take any action) that would infringe, violate, or misappropriate the Intellectual Property Rights of any other Person.

(t)            Alterations. Unless otherwise permitted or required pursuant to Article IX, Lessee shall not, without the prior written consent of Lessor, make any alteration, modification, addition or improvement to the Facility.

(u)            Lessee-Provided Equipment, Supplies, and Personnel. Throughout the Lease Term, Lessee shall procure and provide, at its sole cost and expense, all Lessee-Provided Equipment, Supplies, and Personnel as necessary for performance and completion of its obligations under this Lease Agreement. All contracts relating to the ownership or right to use the Lessee-Provided Equipment, Supplies, and Personnel shall be in the name of Lessee. Lessee shall ensure that all Persons who perform or will perform any portion of Lessee’s obligations hereunder are qualified to perform such services and have all business and professional license certifications, which may be required to comply with the Standards.

(v)            Project Credit Support. Lessee shall provide and maintain all credit support required under the Project Documents and the Project Governmental Approvals to the extent not required nor elected to be provided and maintained by Lessor pursuant to Section 8.3(c); provided, however, that in no event shall Lessee be required to fund or pay any debt owing by Lessor to a Financing Party.

(w)            Signs. Lessee acknowledges and agrees that Lessor shall have the right, if it so chooses, to post signage of a reasonable size at the Site indicating that the Facility is owned by Lessor and its Affiliates; provided, that any such signage posted by Lessor shall be secondary to, and not in replacement of, any signage utilized by the Lessee.

(x)            Lease Credit Support. The Parent Guaranty shall remain in full force and effect in accordance with its terms.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(y)            Actions of Other Persons. Lessee will not authorize any action by any Person to the extent Lessee would be prohibited from taking such action under Section 8.1 or this Section 8.2.

8.3            Additional Covenants of Lessor. Beginning on the Occupancy Date, except as otherwise specifically set forth hereinbelow, and throughout the remainder of the Lease Term, Lessor covenants and agrees:

(a)            Sale or Lease of Assets. Beginning on the Effective Date and throughout the remainder of the Lease Term, Lessor shall not directly sell, assign, lease, sublease, or otherwise transfer all or any portion of its rights or interests in, to, or under any asset assigned or leased to Lessee pursuant to this Lease Agreement unless such transfer (i) (A) provides for Lessor to receive as part of such transfer a valid leasehold interest in such asset that then becomes subject to the terms of this Lease Agreement, and (B) could not reasonably be expected to materially interfere with the performance of Lessee’s obligations under this Lease Agreement or materially increase Lessee’s costs to operate, maintain and repair the Facility; (ii) is a transfer of any of the assets set forth on Schedule 8.3(a); or (iii) is permitted pursuant to Section 13.1 of this Lease Agreement.

(b)            Quiet Enjoyment. Lessor covenants and warrants that Lessee shall peaceably and quietly have, hold, occupy, use and enjoy and shall have the full, exclusive and unrestricted use and enjoyment of, the Facility, except for (i) the restrictions set forth in Sections 8.1 and 8.2 on Lessee’s use of the Facility; (ii) Lessor’s and its Representatives’ right to inspect the Facility in accordance with Section 8.2(i); and (iii) Lessor’s rights pursuant to Sections 8.2(r), 8.2(w), or 8.3(a) or any of Lessor’s other rights expressly set forth in this Lease Agreement and each of the other Transaction Documents.

(c)            Project Credit Support. Beginning on the Effective Date and throughout the remainder of the Lease Term, and subject to the last sentence of this Section 8.3(c), (i) Lessor shall provide and maintain all credit support required under the Assigned Project Documents and the Assigned Project Governmental Approvals and (ii) Lessor shall have the option (but not the obligation) to provide and maintain any credit support required of Lessee or its Affiliates under any of the other Project Documents or Project Governmental Approvals on behalf of Lessee or its Affiliates. Notwithstanding the foregoing, Lessee shall pay the actual costs incurred by Lessor to provide and maintain any credit support required of Lessee or its Affiliates pursuant to the Project Documents or the Project Governmental Approvals.

(d)            Lessee Financing Party. Within [***] of the receipt of a written request from Lessee or a Lessee Financing Party, Lessor shall execute or arrange for the delivery of certificates, consents, opinions, estoppels, amendments and other documents reasonably requested by Lessee or such Lessee Financing Party in order to consummate any financing or refinancing between Lessee and such Lessee Financing Party that is consistent with the terms and conditions of this Lease Agreement and shall enter into reasonable agreements with such Financing Party that provide that Lessor recognizes the rights of such Lessee Financing Party upon foreclosure of such Lessee Financing Party’s security interest and such other provisions as may be reasonably requested by Lessee or such Lessee Financing Parties. Following the Effective Date, Lessor and Lessee shall work together to amend the Account
Requirements set forth in Exhibit H-4 to establish a commercially reasonable account structure for one or more operating accounts addressing Lessee’s need for a Working Capital Line of Credit; provided, that until the time such account structure has been established, the Account Requirements set forth in Exhibit H-4 shall control. Nothing in this Section 8.3(d) shall obligate Lessor to subordinate its interest in (i) the Lessee Lease Service Reserve Account or the Maintenance Reserve Account, (ii) the payment of Rent, (iii) funds held in the General Account in excess of the value of the Working Capital Line of Credit, or (iv) any other assets of Lessee, other than with respect to a security interest granted with respect to a Working Capital Line of Credit, to any interest held by any Lessee Financing Party.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(e)            Actions of Other Persons. Lessor will not authorize any action by any Person to the extent Lessor would be prohibited from taking such action under Section 8.1 or this Section 8.3.

(f)            Material Project Documents. To the extent allowable under the Material Project Documents, Lessor shall provide to Lessee all rights and privileges to use, operate and maintain the Facility and the Site arising under, related to and pursuant to the Material Project Documents. Lessor shall furnish all Material Project Documents and all amendments or modifications to any Material Project Document, as well as any instruments, notices or correspondence given to it by any counterparty to a Material Project Document that are reasonably necessary for Lessee to perform its obligations under this Lease Agreement. In the event that Lessor enters into or becomes a party to any Material Project Documents on or after the Effective Date, Lessor and Lessee shall update Schedule 1.1(d) to reflect the addition of such Material Project Document.

(g)            No Liens; Compliance with Laws. Lessor shall deliver the Facility to Lessee (i) free of Liens other than Lessor Permitted Liens, and (ii) in compliance with all Applicable Laws and Project Governmental Approvals.

(h)            Intellectual Property. Beginning on the Effective Date and throughout the remainder of the Lease Term, neither Lessor nor Lessor’s Affiliates (or their respective personnel or subcontractors) shall take any action (or fail to take any action) that would infringe, violate, or misappropriate the Intellectual Property Rights of any other Person.

8.4            Certain Tax Matters.

(a)            Tax Cooperation. Each Party shall (and shall cause its Affiliates to) provide such information to the other Party and its Affiliates as is reasonably requested to assist in preparing any Tax Returns and claiming any tax benefits.

(b)            Tax Returns. The Parties intend and agree that this Lease Agreement shall be treated as a lease of the Facility by Lessor (as owner of the Facility) to Lessee for all U.S. federal and applicable state and local income Tax purposes. Each Party shall, and shall cause their respective Affiliates to, file all Tax Returns in a manner consistent with this intent, and none of the Parties shall, nor shall they permit any Affiliate to, take any position on any Tax Return or in any Tax proceeding inconsistent with this intent.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(c)            Transfer Taxes. Notwithstanding anything herein to the contrary, Lessee shall be responsible for the timely payment of, and shall indemnify and hold harmless Lessor from and against, all Transfer Taxes, if any, arising out of or in connection with the transactions contemplated by this Lease Agreement, other than any Transfer Taxes incurred by Lessor with regard to the acquisition of the Site. Any other provision of this Lease Agreement to the contrary notwithstanding, the Rent shall not be inclusive of any Transfer Taxes. The Person with the legal obligation to do so shall prepare and file when due all necessary documentation and Tax Returns with respect to such Transfer Taxes. If Lessor is required to remit to any Governmental Authority any Transfer Tax for which Lessee is responsible pursuant to this Section 8.4(c), Lessee shall reimburse Lessor for the amount of such Transfer Tax no later than [***] after Lessee receives notice from Lessor of the amount due. Upon Lessee’s reasonable request and at Lessee’s sole expense, Lessor shall provide Lessee with applicable sales and use tax exemption certificates to the extent available under Applicable Law unless Lessor determines, in its sole discretion, that it will be materially and adversely affected by providing any such certificates.

ARTICLE IX
OPERATION AND MAINTENANCE

9.1            Standards. Lessee shall operate, maintain and repair the Facility, and perform its other obligations under this Lease Agreement, in a manner that is in compliance with: (a) all Applicable Laws (including those related to food safety); (b) Project Governmental Approvals; (c) this Lease Agreement and the other Transaction Documents; (d) the Project Documents; (e) the safety regulations and standards adopted under the Occupational Safety and Health Act of 1970, as amended from time to time; (f) any effective Warranties; (g) any written manufacturer’s instructions, guidelines, or recommendations applicable to the Facility or any component thereof; (h) the Required Insurance Policies; (i) the applicable Annual Maintenance Budget; (j) the Maintenance Schedule; and (k) Prudent Industry Practices (including those related to food safety) (collectively, the “Standards” and each a “Standard”). In no event will references in any provision of this Lease Agreement to one or more standards, guidelines, practices, regulations, or laws comprising the Standards be interpreted to limit the applicability of all such standards, guidelines, practices, regulations, and laws to such provision.

9.2            Performance Metrics. Lessee shall satisfy the Performance Metrics set forth in Exhibit K-1. If Lessee fails to meet the Performance Metrics during a Reporting Period, Lessee shall take the actions set forth in Exhibit K-1.

9.3            Reports and Data. Lessee shall prepare, deliver and maintain on the Facility Data Room, the following data and reports relating to the Facility (the “Reports”) and Lessee shall make the Reports available to Lessor at the frequency or within the period as follows:

(a)            on an ongoing-basis, any reports required under Applicable Law, the Project Governmental Approvals, or the Material Project Documents, copies of which shall be submitted by Lessee to Lessor for Lessor’s review and approval at least [***] prior to the deadline for submission to any Governmental Authority or counterparty to a Material Project Document;

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(b)            on a Quarterly basis, the Performance Reports set forth in Exhibit K-2;

(c)            on an on-going basis, any records required to be maintained pursuant to Applicable Law, the Project Documents, the Project Governmental Approvals, agreements with the Financing Parties, and Prudent Industry Practices and any other material records relating to Lessee’s use, maintenance, operation and repair of the Facility;

(d)            promptly after the occurrence of any Event of Loss, Reportable Event, or Release, a report summarizing the Event of Loss, Reportable Event, or Release, corrective actions taken, and open issues;

(e)            promptly after the completion or resolution of any Designated Maintenance and Repair Services or Equipment Replacement, a report describing, in reasonable detail, the work performed in connection with such event including any Parts, equipment, or other assets removed from or installed at the Facility and attaching copies of any reports prepared by Third-Party Service Providers or other Persons hired by Lessee to perform work in connection with such event;

(f)            on a bi-weekly basis until the completion of any Optional Improvement or any improvements or restoration of the Facility following a Force Majeure Event, as applicable, a report describing, in reasonable detail, the progress made to date, including any assets installed or removed from the Facility and attaching copies of any reports or other material documents provided by third parties hired in connection with such event to the extent such materials have not been delivered to Lessor as part of a prior report;

(g)            as soon as available, and in any event no later than [***] after the end of each Quarter beginning with the first (1st) Quarter following the Quarter in which Occupancy Date occurs, unaudited statements of income and cash flow of Lessee for such Quarter and for the period from the beginning of the then-current Fiscal Year to the end of such Quarter and the related balance sheet of Lessee as at the end of such Quarter, setting forth (beginning with the Fiscal Year ending in 2019) in each case in comparative form the corresponding figures for the corresponding period in the preceding Fiscal Year, all prepared in accordance with GAAP;

(h)            as soon as available, and in any event no later than [***] after the end of each Fiscal Year (beginning with the Fiscal Year ending in 2019), audited statements of income and cash flows of Lessee and Lessee’s Parent for such Fiscal Year and the related balance sheet of each such Person as at the end of such Fiscal Year and related financial statement footnote disclosures, setting forth in each case (to the extent applicable) in comparative form the corresponding figures for the preceding Fiscal Year, and accompanied by an opinion of an independent certified public accountant of recognized national standing acceptable to the Lessor, which opinion shall state that such financial statements fairly present in all material respects the financial condition and the results of operations of the applicable Person as at the end of, and for, such Fiscal Year in accordance with GAAP (subject to normal year-end audit adjustments);

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(i)            on a Quarterly basis, a report which provides a list of, and a breakdown of the total cost (as determined in accordance with GAAP) of, all Parts the title to which is vested in the Lessee and all Parts the title to which is vested in the Lessor (other than those Parts installed in connection with a Required Improvement); and

(j)            on an as-requested basis, any other records or reports that Lessor reasonably requests.

9.4            Maintenance and Repairs.

(a)            Designated Maintenance and Repair Services. The Third-Party Service Providers shall perform all Designated Maintenance and Repair Services. Lessee shall be responsible for hiring, scheduling, and cooperating with the Third-Party Service Providers. Lessee shall pay all costs and expenses associated with the Designated Maintenance and Repair Services (other than labor, Parts, materials, supplies, Taxes and other costs and expenses otherwise payable pursuant to a manufacturer’s or vendor’s Warranty). As between Lessee and Lessor, Lessee shall be responsible and liable for all services performed by, Parts, equipment and materials provided by, and all acts, errors, or omissions of each Third-Party Service Provider and the parties under the respective control of such Third-Party Service Providers arising in connection with their performance of the Designated Maintenance and Repair Services. For the avoidance of doubt, provision of the Designated Maintenance and Repair Services by the Third-Party Service Providers shall not relieve Lessee of its obligations hereunder to operate and maintain the Facility in accordance with the Standards and the other requirements of this Lease Agreement.

(b)            Equipment Replacements. Except as stated otherwise in Article X, Lessee shall promptly replace, or cause to be replaced, all Parts that may from time to time become worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use for any reason whatsoever (“Equipment Replacements”). Lessee shall undertake any Equipment Replacement in accordance with the Standards and in such a manner to preserve the estimated remaining economic useful life of the Facility (it being understood and agreed that the Lessee shall not delay maintenance, repairs, and improvements that would negatively impact such economic useful life of the Facility). Lessee shall ensure that all replacement Parts will be free and clear of all Liens other than the Lessee Permitted Liens and will be in as good operating condition as, and will have a value, utility, and remaining useful life equal to or better than, the replaced Parts assuming such replaced Parts were in the condition and repair required by the terms hereof; provided, that no replacement Parts shall change the Facility such that it would (i) not be commercially feasible for the Facility or any Part thereof to be used by Lessor or another third party upon return or (ii) diminish the value, cost efficiency, operating capacity, reliability, utility, residual value, or remaining useful life of the Facility. All costs and expenses of Equipment Replacements (other than labor, Parts, materials, supplies, Taxes and other costs and expenses otherwise payable pursuant to a manufacturer’s or vendor’s Warranty) shall be paid by Lessee; provided, however, that such costs and expenses may be paid with funds in the Maintenance Reserve Account subject to the terms and conditions of the Account Requirements.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(c)            Title to Maintenance and Repairs. As between Lessee and Lessor, all Parts at any time removed from the Facility (other than Parts constituting Lessee-Provided Equipment, Supplies, and Personnel) shall remain the property of Lessor, no matter where located, until such time as such Parts are replaced by Parts that have been incorporated or installed in or attached to the Facility and that meet the requirements for replacement Parts specified in Section 9.4(b). Immediately upon any such replacement Part or any maintenance and repair work becoming incorporated or installed in or attached to the Facility, without further act (i) title to such replacement Part and maintenance and repair work will thereupon vest in Lessor, subject only to the Lessee Permitted Liens, (ii) such replacement Part and maintenance and repair work will become subject to this Lease Agreement and be deemed part of the Facility for all purposes hereof to the same extent as the Parts originally incorporated or installed in or attached to the Facility, and (iii) title to the removed Part will vest in the Lessee subject to the Lessor Permitted Liens and the Lessee Permitted Liens, and such removed Part shall no longer be deemed a Part of the Facility; provided, however, that in the event that Lessee uses funds from the Maintenance Reserve Account to purchase the replacement Part, Lessee and Lessor shall each own a pro rata interest in the removed Part commensurate with the percentage each Party has funded into the Maintenance Reserve Account.

9.5            Annual Budgets.

(a)            Annual Maintenance Budgets.

(i)            At least [***] prior to the expected Occupancy Date, Lessee shall submit a proposed Initial Annual Maintenance Budget to Lessor for its review. The Parties shall use good faith efforts to agree upon the Initial Annual Maintenance Budget no later than [***] prior to the expected Occupancy Date. At least [***] prior to the last day of each Fiscal Year, Lessee shall submit a proposed budget for the succeeding Fiscal Year to Lessor for its review, prepared in accordance with the Standards, and setting forth, in reasonable detail, the amount of the Maintenance Reserve Account for such calendar year, the anticipated maintenance expenses for the Facility, and any other expenses and information required to be set forth therein in accordance with Prudent Industry Standards (each, a “Proposed Maintenance Budget”). Upon Lessor’s receipt of a Proposed Maintenance Budget, Lessor shall have [***] to make changes to such Proposed Maintenance Budget. If Lessor notifies Lessee that it does not have any changes to a Proposed Maintenance Budget, or if Lessor does not provide any changes to Lessee within [***] after Lessor’s receipt of a Proposed Maintenance Budget, such Proposed Maintenance Budget shall become the Annual Maintenance Budget for the Fiscal Year to which it relates. If Lessor has provided changes to a Proposed Maintenance Budget within the required time period and Lessee accepts all such changes, the Proposed Maintenance Budget incorporating all of Lessee’s changes shall become the Annual Maintenance Budget for the Fiscal Year to which it relates.

(ii)            In the event that Lessor has suggested changes to a Proposed Maintenance Budget within the requisite time period, Lessee disagrees with any such changes, and the Parties are unable to resolve any such differences within [***] after Lessor has notified Lessee of its suggested changes, the Proposed Maintenance Budget shall be resolved in accordance with the dispute resolution procedures set forth in Section 15.8(a). To the extent that the Parties are unable to resolve any such dispute prior to the commencement of a Fiscal Year, Lessee shall be authorized to incur expenditures and take other actions consistent with the Annual Maintenance Budget for the immediately preceding Fiscal Year.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(b)            Amendments to an Annual Maintenance Budget. Lessee may from time to time during any Fiscal Year submit a proposed amendment to an Annual Maintenance Budget to Lessor. Each proposed amendment to an Annual Maintenance Budget shall require the written approval of the Lessor. Upon receipt of Lessor’s written approval of any proposed amendment to an Annual Maintenance Budget, such Annual Maintenance Budget as amended will become the new Annual Maintenance Budget for the Fiscal Year to which it relates.

(c)            Annual Lessee Budgets. At least [***] prior to the expected Occupancy Date, Lessee shall submit a proposed Initial Annual Lessee Budget to Lessor for its review. The Parties shall use good faith efforts to agree upon the Initial Annual Lessee Budget no later than [***] prior to the expected Occupancy Date. Within [***] of the Parties’ approval of an Annual Maintenance Budget, Lessee shall submit to Lessor an operating budget for Lessee including the anticipated revenue and expenses of Lessee for the Fiscal Year or portion thereof covered by such Annual Maintenance Budget (each, an “Annual Lessee Budget”). Lessor shall have no right to request that Lessee modify any Annual Lessee Budget, except to the extent that such Annual Lessee Budget (i) conflicts with the corresponding Annual Maintenance Budget or (ii) is not prepared in a format consistent with the Initial Annual Lessee Budget or in accordance with GAAP.

9.6            Required Improvements.

(a)            Upon Lessee’s Knowledge of the existence thereof, Lessee shall notify Lessor of any capital improvements, modifications, or additions to the Facility which are, after failing to receive any applicable variance or waiver in accordance with Applicable Law, required to be made to comply with a Change in Law or a Change in Insurance Requirements (collectively, the “Required Improvements”).

(b)            If a Required Improvement is required solely to address a Change in Insurance Requirements, Lessor may, at its sole cost and expense, hire a reputable insurance consultant to determine whether there are any alternatives to making the applicable Required Improvements; provided, that Lessor shall be responsible for such Required Improvements if (i) such insurance consultant determines that there are not any alternatives to making the Required Improvement which are consistent with the Standards or (ii) Lessor elects not to hire an insurance consultant.

(c)            Subject to Lessor’s rights in Section 9.6(b), promptly after its receipt of a notice from Lessee of any Required Improvements, Lessor shall initiate such commercially reasonable actions as are necessary to perform, or cause to be performed, such Required Improvements. At least [***] prior to the completion of such Required Improvements, Lessor shall provide a completed Form Lease Supplement to Lessee. Within the Lease Supplement Review Period, Lessee shall provide any comments it has to such submitted Form Lease Supplement; provided, however, that absent manifest error, the completed Form Lease Supplement provided by Lessor shall be accepted by Lessee. If Lessee notifies Lessor that it disputes any of the information included in the submitted Form Lease Supplement within the Lease Supplement Review Period, then the Parties will review any such dispute in accordance with the provisions set forth in Section 15.8(a). If Lessee notifies Lessor that it does not dispute any of the information included in the submitted Form Lease Supplement, or if Lessee does not respond to Lessor’s submitted Form Lease Supplement before the expiration of the Lease Supplement Review Period, such submitted Form Lease Supplement shall be accepted by the Parties as the Lease Supplement. On the date that the work associated with any Required Improvements is completed, the Lease Supplement associated with such Required Improvements shall automatically update this Lease Agreement and be binding on the Parties.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

9.7            Optional Improvements.

(a)            Except in connection with any Equipment Replacements, Lessee shall not make any alterations, additions or improvements to the Facility (“Optional Improvements”) unless and until the Lessor has consented in writing to such Optional Improvements. Lessor’s consent to any Optional Improvements may be withheld in its commercially reasonable discretion. Lessor may elect in its sole discretion to fund the costs of any Optional Improvements.

(b)            In connection with making any Optional Improvements, Lessee shall ensure that the Optional Improvements: (i) are completed in accordance with the Standards; (ii) are free and clear from all Liens other than the Lessee Permitted Liens; and (iii) do not diminish the value, cost efficiency, operating capacity, reliability, utility, residual value, or remaining useful life of the Facility. Subject to Lessor’s rights in Section 8.2(a), Lessee shall be responsible for executing all agreements and obtaining any required Governmental Approvals, in its name, associated with making any Optional Improvements and as between Lessor and Lessee, Lessee shall be responsible for any and all work required to complete any Optional Improvements. Lessee shall be responsible for obtaining all third-party consents and Governmental Approvals required in connection with making any Optional Improvements on and prior to the date when required under Applicable Law or relevant Project Document, as applicable.

(c)            At least [***] before the proposed commencement of any construction or installation work to implement the approved Optional Improvements, Lessee shall furnish to Lessor for its review and approval any related plans and specifications, drafts of Material Project Documents, names and addresses of contractors, drafts of applications for Governmental Approvals or amendments to existing Project Governmental Approvals, drafts of third-party consents, and proposed instruments of indemnification against any and all claims, costs, expenses and damages and liabilities which may arise in connection with such work, such approval not to be unreasonably withheld, conditioned or delayed.

(d)            Immediately upon any Optional Improvement or any component thereof becoming incorporated or installed in or attached to the Facility, without further act (i) title to such Optional Improvement and such components thereof will thereupon vest in Lessor, subject only to Lessee Permitted Liens, (ii) such Optional Improvement will become subject to this Lease Agreement and be deemed part of the Facility for all purposes hereof to the same extent as the components originally incorporated or installed in or attached to the Facility, and (iii) title to any removed Part (other than Parts constituting Lessee-Provided Equipment, Supplies, and Personnel) will vest pro rata in the Persons who funded the Optional Improvements in portion to the amount of funds contributed for such Optional Improvement, subject to the Lessee Permitted Liens and the Lessor Permitted Liens, and such removed Part shall no longer be deemed a Part of the Facility.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(e)            In the event that Lessor funds any Optional Improvement or portion thereof, Lessor shall be entitled to increase the Base Rent by an amount as agreed to by the Parties.

ARTICLE X
EVENT OF LOSS

10.1            Event of Loss with Respect to the Facility.

(a)            If during the Lease Term, the Facility or any portion thereof is damaged, destroyed or rendered unfit for normal use by fire, theft, material defect not subject to a Warranty claim, damage, destruction, or other casualty (other than ordinary use and wear and tear) or is appropriated, confiscated, condemned, expropriated, nationalized, seized or otherwise taken (an “Event of Loss”), Lessee shall promptly notify Lessor and take reasonable, prompt and diligent action in an effort to prevent or mitigate, as much as practicable, further damage, injury, or loss.

(b)            Subject to Lessor’s rights in Section 10.3, promptly after its receipt of a notice from Lessee of an Event of Loss, Lessor shall initiate such commercially reasonable actions as are necessary to repair or reconstruct the Facility. At least [***] prior to completion of the work required to restore the Facility, Lessor shall provide a completed Form Lease Supplement to Lessee. Within the Lease Supplement Review Period, Lessee shall provide any comments it has to such submitted Form Lease Supplement; provided, however, that absent manifest error, the completed Form Lease Supplement provided by Lessor shall be accepted by Lessee. If Lessee notifies Lessor that it disputes any of the information included in the submitted Form Lease Supplement within the Lease Supplement Review Period, then the Parties will review any such dispute in accordance with the provisions set forth in Section 15.8(a). If Lessee notifies Lessor that it does not dispute any of the information included in the submitted Form Lease Supplement, or if Lessee does not respond to Lessor’s submitted Form Lease Supplement before the expiration of the Lease Supplement Review Period, such submitted Form Lease Supplement shall be accepted by the Parties as the Lease Supplement. On the date that the work associated with restoring the Facility is completed, the Lease Supplement associated with such restoration of the Facility shall automatically update this Lease Agreement and be binding on the Parties. Notwithstanding the foregoing, if an Event of Loss is for less than [***], Lessee may begin resolving such Event of Loss and any related insurance claim directly without Lessor’s prior written consent to the repair and restoration work, provided that Lessee notifies Lessor of such Event of Loss, any insurance claim, and the status of any repair or restoration work as soon as commercially practical.

10.2            Facility Loss Proceeds.    Upon the occurrence of an Event of Loss, the Parties shall exercise commercially reasonable efforts to proceed promptly to establish and collect all valid claims that may have arisen against insurers or any other third parties based upon any such Event of Loss. Unless Lessor has elected to exercise its rights pursuant to Sections 10.3(a), all Facility Loss Proceeds shall be applied to repair, restore, or replace the Facility. If the Facility Loss Proceeds received in connection with an Event of Loss are insufficient to pay the entire cost of the work required to restore the Facility and this Lease Agreement has not been terminated pursuant to Section 10.3(a), Lessor shall be responsible for funding the deficiency to restore the Facility.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

10.3            Lessor’s Right to Terminate.

(a)            No later than [***] after receiving a notice of an Event of Loss from Lessee, Lessor shall have the right to terminate this Lease Agreement with respect to the entire Facility or a portion thereof where: (i) Lessor in its reasonable discretion determines that the reconstruction of the Facility or the affected portion thereof is not economically viable, either because (A) the Facility Loss Proceeds are not sufficient to repair such loss or damage or (B) such reconstruction cannot be carried out under Applicable Law, including the then current building or zoning laws; (ii) such Event of Loss occurred during the last [***] of the Lease Term; (iii) Lessor determines in its reasonable discretion that the Facility or the affected portion thereof is not capable of being restored within [***] of such Event of Loss; or (iv) Lessor determines in its reasonable discretion that the Lessee does not have adequate funds to perform its obligations hereunder following such Event of Loss.

(b)            Upon a termination of this Lease Agreement pursuant to Section 10.3(a) with respect to the entire Facility, all Facility Loss Proceeds shall be distributed to Lessor.

(c)            Upon a partial termination of this Lease Agreement pursuant to Section 10.3(a) with respect to a portion of the Facility and subject to Section 10.3(a), [***].

ARTICLE XI
INDEMNIFICATION AND LIABILITY

11.1            Indemnification of Lessee Indemnitees.

(a)            Subject to Section 11.1(b), Lessor assumes liability for and shall indemnify, defend and hold harmless Lessee, its members, its Affiliates and each of their directors, officers, employees, agents, successors and assigns (each, a “Lessee Indemnitee”), on an After-Tax Basis, from and against any and all Losses asserted against or suffered by any Lessee Indemnitee to the extent relating to, resulting from, arising out of or in connection with any Claim against a Lessee Indemnitee to the extent relating to, resulting from, arising out of or in connection with all of the following without duplication:

(i)            The inaccuracy of any representation, warranty or certification made by Lessor or its Affiliates under the Transaction Documents;

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(ii)            The failure of Lessor or its Affiliates party to the Transaction Documents to observe or perform any covenant, agreement or obligation made by Lessor or its Affiliates under this the Transaction Documents;

(iii)           Hazardous Substances present or released from the Site prior to the Effective Date except to the extent Lessee causes or contributes to such presence or release;

(iv)          Any claims claimed by any Governmental Authority for any Lessor’s Taxes;

(v)           Any cancellation or invalidation of any Required Insurance Policy or part thereof as a result of Lessor’s failure to comply with any of the requirements set forth in such policy to the extent Lessor has received a copy of such Required Insurance Policy; or

(vi)          Lessor’s gross negligence or willful misconduct with respect to any other matter not described in clauses (i) through (v) of this Section 11.1(a).

(b)           Notwithstanding the foregoing, Lessor has no obligation to indemnify a Lessee Indemnitee for any Loss arising out of the negligence, fraud or willful misconduct of any Lessee Indemnitee or the breach by Lessee or its Affiliates party to the Transaction Documents of its and their covenants and warranties under this Lease Agreement and the other Transaction Documents or under any Applicable Law. The provisions of Section 11.3 shall apply to the indemnity in this Section 11.1.

11.2        Indemnification of Lessor Indemnitees.

(a)            Lessee agrees to use and occupy the Facility and the Site at its own risk and hereby releases Lessor and the other Lessor Indemnitees from all Losses relating to the Site, the Facility, and the use, operation, maintenance and repair of the Facility, except to the extent Lessor has an obligation to indemnify Lessee or the Lessee Indemnitees for such Losses pursuant to Section 11.1 and subject to Section 11.2(b). Without limiting the generality of the foregoing, Lessee assumes liability for and will indemnify, defend and hold harmless Lessor, its members, directors, officers, employees, agents, Affiliates and successors and assigns (each, a “Lessor Indemnitee”), on an After-Tax Basis, from and against any and all Losses asserted against or suffered by any Lessor Indemnitee to the extent relating to, resulting from, arising out of or in connection with any Claim against a Lessor Indemnitee to the extent relating to, resulting from, arising out of or in connection with all of the following without duplication:

(i)            Any claims for bodily injury, death or damage to property to the extent caused by any negligent act or omission (including strict liability) or willful misconduct by Lessee or its Affiliates or its and their personnel and subcontractors relating to or arising out of the performance of Lessee’s obligations under this Lease Agreement and any other Transaction Document;

(ii)            Any claims by any Governmental Authority for Taxes other than any Lessor’s Taxes;

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(iii)           Any Losses incurred or claims associated with fines, penalties, and any other related costs and expenses attributable to any failure of Lessee or its Affiliates or its and their personnel and subcontractors to comply with Applicable Laws (including those related to food safety) and the Project Governmental Approvals;

(iv)           (A) Any Release of Hazardous Substances at or from the Site to the extent caused by or attributable to Lessee, its Affiliates or its or their personnel or subcontractors, including to the extent any such party negligently causes or contributes to a Release of any Hazardous Substance existing at the Site as of the Effective Date, and (B) any other actual or alleged pollution or contamination and any Environmental Claims, to the extent related in any way to or caused by Lessee, its Affiliates or its or their personnel and subcontractors;

(v)           Any Lien on the Facility, the Site, the Project Documents, the Project Governmental Approvals, or any fixtures or personal property incorporated in the Facility (whether or not any such Lien is valid or enforceable) to the extent created by, through or under, or as a result of any act or omission (or alleged act or omission) of, Lessee or its Affiliates or any of its and their personnel and subcontractors;

(vi)           Any claim, action or proceeding by any Person for unauthorized disclosure, infringement, misappropriation or use of any Intellectual Property Right arising from or related to (A) Lessee’s performance (or that of Lessee’s Affiliates or Lessee’s and Lessee’s Affiliates’ personnel and subcontractors) under this Lease Agreement, (B) the use, operation or ownership of the Lessee-Provided Equipment, Supplies, and Personnel, (C) any Equipment Replacements or other repairs made by Lessee or its Affiliates or its and their personnel and subcontractors, or (D) any Optional Improvements made by Lessee or its Affiliates or its and their personnel and subcontractors;

(vii)          Any cancellation or invalidation of any Required Insurance Policy or part thereof as a result of Lessee’s failure to comply with any of the requirements set forth in such policy to the extent Lessor has received a copy of such Required Insurance Policy;

(viii)        Any claims with respect to employer’s liability or worker’s compensation filed by any employee of Lessee or its Affiliates or any of its and their subcontractors, except to the extent caused by the negligent acts or omissions of Lessor;

(ix)           Any claims made against a Lessor Indemnitee by a counterparty to a Project Document to the extent that the matter giving rise to such claim is caused by any negligent act or omission (including strict liability) or willful misconduct by Lessee or its Affiliates or its and their personnel and subcontractors relating to or arising out of the performance of Lessee’s obligations under this Lease Agreement and any other Transaction Document;

(x)            Any claims made or Losses incurred with respect to Lessee’s production, storing, handling, or management of produce, crops or other items from another agricultural facility at the Facility or on the Site;

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(xi)           Any claims or drawings on the credit support maintained by Lessor pursuant to Section 8.3(c);

(xii)          The inaccuracy of any representation, warranty or certification made by Lessee or its Affiliates under the Transaction Documents;

(xiii)         The failure of Lessee or its Affiliates party to the Transaction Documents to observe or perform any covenant, agreement or promise made or assumed or guaranteed by Lessee or its Affiliates under the Transaction Documents; or

(xiv)         Lessee’s gross negligence or willful misconduct with respect to any other matter not described in clauses (i) through (xiii) of this Section 11.2.

(b)           Notwithstanding the foregoing, Lessee has no obligation to indemnify a Lessor Indemnitee for any Loss arising out of the gross negligence, fraud or willful misconduct of any Lessor Indemnitee or the breach by Lessor or its Affiliates party to the Transaction Documents of its and their covenants and warranties under this Lease Agreement and the other Transaction Documents or any Applicable Law; provided, however, that the term “gross negligence” or “willful misconduct” as used in this Section 11.2 shall not include negligence imputed as a matter of law to Lessor or the Lessor Indemnitees solely by reason of Lessor’s interest in the Site or the Facility or Lessor’s failure to act in respect of matters which are or were the obligation of Lessee or its Affiliates under this Lease Agreement or the other Transaction Documents.

(c)           The provisions of Section 11.3 shall apply to the indemnity in this Section 11.2.

11.3        Procedures for Indemnification.

(a)            A Lessor Indemnitee or Lessee Indemnitee, as the case may be (for purposes of this Section 11.3, an “Indemnified Party”), shall give the indemnifying party under Section 11.1 and Section 11.2, as applicable (for purposes of this Section 11.3, an “Indemnifying Party”), prompt written notice (a “Claim Notice”) of any matter which it has determined has given or could give rise to a right of indemnification under this Lease Agreement (a “Claim”) stating the amount of the Loss, if known, and method of computation thereof, containing a reference to the provisions of this Lease Agreement in respect of which such right of indemnification is claimed or arises; provided, that the failure to provide such notice shall not release the Indemnifying Party from its obligations under this Article XI except to the extent, and only to the extent, the Indemnifying Party is prejudiced by such failure or to the extent the survival period, if applicable, expires prior to the giving of such notice. The Indemnifying Party shall have [***] after its receipt of a Claim Notice to give notice to the Indemnified Party, in writing, either denying its obligations to, or agreeing to fully, indemnify and defend the Claim.

(b)           If the Indemnifying Party notifies the Indemnified Party that it agrees to fully indemnify and defend the Indemnified Party against the Claim in accordance with Section 11.3(a), then the Indemnifying Party will have the right to assume and thereafter conduct (at its sole expense) the defense of the Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, that the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld, delayed or conditioned) unless the judgment or proposed settlement involves only the payment of money damages and (i) does not impose an injunction or other equitable relief upon the Indemnified Party and (ii) includes as an unconditional term thereof giving of a release from all liability with respect to such Claim by each claimant or plaintiff to each Indemnified Party that is the subject of such Claim.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(c)           If (i) the Indemnifying Party fails to assume the defense of a Claim in accordance with Section 11.3(a), (ii) an Indemnified Party determines in good faith that an adverse determination with respect to the proceeding giving rise to such Claim for indemnification would be materially detrimental to or injure the Indemnified Party’s reputation or future business prospects, (iii) the Claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (iv) the Claim seeks an injunction or equitable relief against the Indemnified Party, (v) under applicable standards of professional conduct, a conflict of interest on any significant issue related to such proceeding exists between the Indemnifying Party, on the one hand, and an Indemnified Party, on the other hand, or (vi) the Indemnifying Party is failing to vigorously prosecute or defend such Claim, then, in each case, upon notice to the Indemnifying Party, the Indemnified Party may, in its sole discretion, retain counsel satisfactory to it to assume such defense on behalf of and for the sole account and risk of the Indemnifying Party, and in the case of clauses (i) through (vi) the Indemnifying Party shall pay all reasonable fees and expenses of such counsel for the Indemnified Party, and the Indemnifying Party shall cooperate in the defense of any such matter. In the event that the Indemnified Party assumes the conduct and control of the defense of a Claim, then the Indemnifying Party shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(d)           If the Indemnifying Party notifies the Indemnified Party that it acknowledges its obligation to indemnify and defend the Indemnified Party with respect to a Claim, the Losses of the Indemnified Party incurred or accrued and paid and resulting from or arising out of such Claim in the amount finally determined will be conclusively deemed a Loss of the Indemnifying Party under this Article XI, and the Indemnifying Party shall pay the full amount of such Losses to the Indemnified Party on demand.

11.4        No Consequential Damages, Etc. Damages hereunder and under the other Transaction Documents are limited to direct damages, and in no event will a Party be liable to the other Party, and the Parties hereby waive claims, for indirect, punitive, exemplary, special or consequential damages or loss of profits; provided, however, that the following damages shall not be considered indirect, punitive, exemplary, special or consequential damages for purposes of this Lease Agreement and the other Transaction Documents, (a) damages arising from the fraud, gross negligence or willful misconduct of Lessee or its Affiliates; (b) damages for third-party claims for which a Party has an indemnification obligation hereunder or under any other Transaction Document; (c) any damages covered by the Required Insurance Policies; and (d) any liquidated damages provisions or other damages specifically provided under this Lease Agreement or any other Transaction Document.

11.5        Mitigation.

11.2        The Parties shall use commercially reasonable endeavors to mitigate any Loss sustained or incurred by it as a result of a Claim or Lessee Event of Default or Lessor Event of Default, as applicable.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

11.6        LIMITATION ON LIABILITY. LESSOR’S AND ITS AFFILIATES ENTIRE LIABILITY TO LESSEE UNDER THE TRANSACTION DOCUMENTS (INCLUDING, WITHOUT LIMITATION, LIABILITY FOR BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE OR ANY OTHER LEGAL OR EQUITABLE THEORY), SHALL IN NO EVENT EXCEED [***] (THE “LIMITATION OF LIABILITY”). LESSEE HEREBY EXPRESSLY WAIVES AND RELEASES LESSOR FROM ANY AND ALL LOSSES, DAMAGES OR REMEDIES IN EXCESS OF THE LIMITATION OF LIABILITY. NOTWITHSTANDING THE FOREGOING, THE LIMITATION OF LIABILITY SHALL NOT APPLY TO ANY LIABILITY IN RESPECT OF (A) ANY FRAUD OR WILLFUL MISCONDUCT ON THE PART OF LESSOR OR ITS AFFILIATES AND (B) THIRD PARTY CLAIMS, AND NO SUCH LIABILITY SHALL COUNT TOWARDS THE LIMITATION OF LIABILITY.

11.7        Survival. The provisions of this Article XI shall survive expiration or earlier termination of this Lease Agreement.

ARTICLE XII
DEFAULT AND REMEDIES

12.1        Lessee Event of Default. The occurrence at any time of the following events with respect to Lessee shall constitute a “Lessee Event of Default”:

(a)           Failure to Pay. The failure of Lessee to make any payments which Lessee is required to make under this Lease Agreement or any of the other Transaction Documents (including Additional Rent) within [***] after the date that such payment is due.

(b)           Failure to Perform Obligations under the Transaction Documents. Unless directly attributable to, or arising out of, or relating to a Lessor Event of Default, and other than as set forth in Section 12.1(a) and Sections 12.1 (c) through (m), the failure of Lessee or any of its Affiliates to perform, or cause to be performed, any obligation required to be performed by such Person under the Transaction Documents to which such Person is a party and such failure shall continue un-remedied for [***] after the receipt of written notice from Lessor of such failure; provided, however, that if such default is of a nature that it cannot reasonably be cured within such [***] and Lessee commences to cure such failure during such [***] and is diligently and in good faith attempting to effect such cure, then such cure period shall be extended by up to an additional [***].

(c)            Bankruptcy of Lessee. (i) Lessee or Pledgor (A) admits in writing its inability to pay its debts generally as they become due; (B) files a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other Applicable Law; (C) makes an assignment for the benefit of creditors; (D) consents to the appointment of a receiver of the whole or any substantial part of its assets; or (E) has a petition in bankruptcy filed against it, and such petition is not dismissed within [***] after the filing thereof; or (ii) a court of competent jurisdiction enters an order, judgment, or decree appointing a receiver of the whole or any substantial part of Lessee’s assets and such order, judgment or decree is not vacated or set aside or stayed within [***] from the date of entry thereof; or (iii) under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction shall assume custody or control of the whole or any substantial part of Lessee’s assets and such custody or control is not terminated or stayed within [***] from the date of assumption of such custody or control.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(d)           Abandonment. Except with regard to renovations, resulting from a Force Majeure Event or a Lessor Event of Default, Lessee ceases operation of the Facility or any substantial portion thereof for a continuous period of more than [***] (which period shall be measured from the occurrence of a work stoppage and continue until work of a substantial nature is resumed and thereafter diligently continued).

(e)           Misstatements. Any financial statement, representation, warranty or certificate made or prepared by, under the control of or on behalf of Lessee or any of Affiliates, and furnished to Lessor pursuant to this Lease Agreement or any other Transaction Document, shall contain an untrue or misleading statement of a fact as of the date made that could reasonably be expected to have a Material Adverse Effect; provided, however, that no Lessee Event of Default shall occur pursuant hereto, if (i) such untrue or misleading statement has not had a Material Adverse Effect or (ii) within [***] of the date on which Lessee receives notice (from any source) that such untrue or misleading statement has occurred, Lessee shall eliminate or otherwise cure such effect so that it could no longer reasonably be expected to have a Material Adverse Effect.

(f)            Material Project Documents.

(i)             With respect to the Material Project Documents, Lessee shall be in breach of any material obligation or shall repudiate any obligations, or a material default by Lessee shall have occurred and be continuing and such breach or default shall not be remediable or, if remediable, shall continue un-remedied for a period equal to the lesser of [***] or [***] of the cure period provided under such Material Project Document; provided, however, that if (A) such breach cannot be cured within such initial period, (B) such breach is susceptible of cure within [***], (C) Lessee is proceeding with diligence and in good faith to cure such breach, and (D) the existence of such breach has not resulted in, and could not after considering the nature of the cure be reasonably expected to give rise to, a termination by the counterparty to the Material Project Document which is subject to breach or otherwise have a Material Adverse Effect, then, so long as no Material Adverse Effect occurs, such cure period, shall be extended to such date not to exceed [***] from such breach, as shall be necessary for Lessee to diligently cure such breach; or

(ii)            Any Material Project Document shall be terminated (A) as a result of Lessee’s default under such Material Project Document, or (B) by Lessee without the prior consent of Lessor, such consent not to be unreasonably withheld, conditioned or delayed.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(g)           Project Governmental Approvals.

(i)             Lessee is unable to obtain any Project Governmental Approvals which may be required after the Occupancy Date to lease, use, own, operate or maintain the Facility in accordance with its obligations hereunder, except to the extent that such failure to obtain is due to the negligence or fault of Lessor; or

(ii)            Any Project Governmental Approval necessary for the lease, use, operation or maintenance of the Facility shall be materially modified, revoked, suspended or canceled by the issuing agency or other Governmental Authority having jurisdiction as a result of Lessee’s breach of the terms of this Lease Agreement or the applicable Project Governmental Approval and, within [***] thereafter, Lessee is not able to demonstrate to the Lessor that such modification, approval, or cancellation of such Project Governmental Approval could not reasonably be expected to have a Material Adverse Effect.

(h)           Security Documents. Any of the Security Documents shall, in any material respect, due to the acts or omissions of Lessee or its Affiliates, fail to provide Lessor’s Parent, the Liens, security interest, rights, titles, interest, remedies, powers or privileges intended to be created thereby or cease to be in full force and effect.

(i)             Account Requirements. Lessee’s failure to maintain the Accounts in accordance with the Account Requirements and such failure shall continue un-remedied for [***] after the earlier to occur of (i) receipt of written notice from Lessor of such failure and (ii) Lessee’s Knowledge thereof.

(j)             Disposal of Assets. The sale, lease or other disposal of all or substantially all of Lessee’s assets without the prior written consent of Lessor.

(k)            Validity of Lease Documents. Any of the Transaction Documents becomes unenforceable against Lessee or its Affiliates party thereto (other than in accordance with its terms) or the performance of the material obligations of such Persons under any of the Transaction Documents is declared in a final non-appealable judgment by a court of competent jurisdiction to be illegal.

(l)            Transfer of Interests. Without the prior written consent of Lessor, a direct or indirect transfer, including the pledge or grant of a security interest, in any equity interests in Lessee that could result or has resulted in a Change of Control.

(m)           Credit Support. The failure of Lessee to provide the Parent Guaranty and such failure continues for more than [***].

12.2         Lessor’s Remedies Upon Occurrence of a Lessee Event of Default.

(a)            Upon the occurrence and during the continuance of any Lessee Event of Default, Lessor may exercise any or all of the following rights or remedies in any combination or order that Lessor may elect in addition to any other rights or remedies as the Lessor may have under the other Transaction Documents or at law or equity:

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(i)             Enforce the provisions of this Lease Agreement and the other Transaction Documents and may enforce and protect the rights of Lessor hereunder by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained herein, or for the enforcement of any other appropriate legal or equitable remedy, including recovery of all moneys due or to become due from Lessee under any of the provisions of this Lease Agreement and the other Transaction Documents;

(ii)            Terminate this Lease Agreement, without prejudice to the other remedies hereunder, by giving to Lessee written notice of Lessor’s election to do so, in which event the Lease Term shall end, and all right, title and interest of Lessee hereunder shall expire on the date stated in such notice;

(iii)           Terminate the right of Lessee to possession of the Facility without terminating this Lease Agreement by giving notice to Lessee that Lessee’s right of possession shall end on the date stated in such notice, whereupon the right of Lessee to possession of the Facility or any part thereof shall cease on the date stated in such notice and any and all amounts received by Lessee or Lessor associated with the Facility from and after such date shall be paid to Lessor;

(iv)           Draw on the Parent Guaranty, subject to the terms and conditions thereof; or

(v)            Apply any amounts on deposit in the Accounts in a manner consistent with the Security Documents to satisfy any payment due and owing by Lessee under this Lease Agreement or any of the other Transaction Documents.

12.3         Default by Lessor. The occurrence at any time of the following events with respect to Lessor shall constitute a “Lessor Event of Default”:

(a)           Failure to Pay. The failure of Lessor to make any payments which Lessor is required to make under this Lease Agreement or any of the other Transaction Documents within [***] after the date that such payment is due.

(b)           Failure to Perform Obligations. Unless directly attributable to, or arising out of, or relating to a Lessee Event of Default, and other than as set forth in Section 12.3(a), the failure of Lessor or any of its Affiliates to perform, or cause to be performed, any obligation required to be performed by such Person under the Transaction Documents to which such Person is a party and such failure shall continue un-remedied for [***] after the earlier to occur of (i) receipt of written notice from Lessee of such failure and (ii) Lessor’s Knowledge thereof; provided, however, that if such default is of a nature that it cannot reasonably be cured within such [***] period and Lessor commences to cure such failure during such [***] period and is diligently and in good faith attempting to effect such cure, then such cure period shall be extended by up to an additional [***].

(c)           Misstatements. Any representation or warranty made by Lessor under this Lease Agreement or any other Transaction Document shall have been untrue as of the date made and could reasonably be expected to have a Material Adverse Effect; provided, however, that no Lessor Event of Default shall occur pursuant hereto, if (i) such untrue statement has not had a Material Adverse Effect; (ii) within [***] of the date on which Lessor receives notice (from any source) that such untrue or misleading statement has occurred, Lessor shall eliminate or otherwise cure such effect so that it could no longer reasonably be expected to have a Material Adverse Effect; or (iii) such representation and warranty is untrue due to the actions or inactions of Lessee’s Affiliates prior to the Effective Date.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(d)           Bankruptcy. (i) Lessor: (A) admits in writing its inability to pay its debts generally as they become due; (B) files a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other Applicable Law; (C) makes an assignment for the benefit of creditors; (D) consents to the appointment of a receiver of the whole or any substantial part of its assets; or (E) has a petition in bankruptcy filed against it, and such petition is not dismissed within [***] after the filing thereof; or (ii) a court of competent jurisdiction enters an order, judgment, or decree appointing a receiver of the whole or any substantial part of Lessor’s assets and such order, judgment or decree is not vacated or set aside or stayed within [***] from the date of entry thereof; or (iii) under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction shall assume custody or control of the whole or any substantial part of Lessor’s assets and such custody or control is not terminated or stayed within [***] from the date of assumption of such custody or control.

12.4        Lessee Remedies for Lessor Event of Default. Upon the occurrence and during the continuance of any Lessor Event of Default, and subject to Section 13.2, Lessee may exercise any or all of the following rights or remedies in any combination or order that Lessee may elect in addition to any other rights or remedies as the Lessee may have under the other Transaction Documents or at law or equity:

(a)            Enforce the provisions of this Lease Agreement and any other Transaction Document and may enforce and protect the rights of Lessee hereunder by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained herein, or for the enforcement of any other appropriate legal or equitable remedy, including recovery of all moneys due or to become due from Lessor under any of the provisions of this Lease Agreement and any other Transaction Documents; or

(b)            Terminate this Lease Agreement, without prejudice to the other remedies hereunder, by giving to Lessor written notice of Lessee’s election to do so, in which event the Lease Term shall end, and all right, title and interest of Lessee hereunder shall expire on the date stated in such notice.

12.5        Default Notice. Lessor shall give notice to Lessee of any Lessee Event of Default hereunder, and Lessee shall give notice of any Lessor Event of Default, promptly after its receipt of knowledge of the occurrence thereof. Notices given by Lessor or by Lessee under this Article XII shall specify the alleged default and if applicable, the subject provisions of this Lease Agreement and the other Transaction Documents, as applicable, and shall demand that Lessee or Lessor, as applicable, perform the appropriate provisions of this Lease Agreement or the subject Transaction Document, as applicable, within the applicable period of time for cure. No such notice shall be deemed a forfeiture or termination of this Lease Agreement unless expressly set forth in such notice.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

12.6        Force Majeure Events. No failure in the performance of the terms, covenants or conditions of this Lease Agreement or the other Transaction Documents on the part of Lessee or Lessor or any of their Affiliates (other than in the payment of any Rent) shall be deemed to have occurred or to continue if and so long as Lessor, Lessee, or their Affiliates, as the case may be, shall be delayed in or prevented from preventing or remedying the same due to a Force Majeure Event; but if and when the occurrence or condition which delayed or prevented the remedying of such default shall cease or be removed, it shall be the obligation of Lessor or Lessee, as the case may be, without further delay, to commence the correction of such failure and to use diligent efforts to continue and complete the correction thereof. Upon the occurrence of a Force Majeure Event affecting the Facility or either Party’s performance of its obligations hereunder, in any material respect, the Parties shall consult with each other as promptly as practicable under the circumstances with respect to such event and take any appropriate steps to mitigate such event or the consequences thereof.

12.7        Specific Performance. The Parties acknowledge and agree that an award of money damages would be inadequate for any breach of the provisions of this Lease Agreement and any such breach would cause the non-breaching Party irreparable harm. Accordingly, the Parties agree that, in the event of any breach or threatened breach of this Lease Agreement by a Party, the other Party, to the fullest extent permitted by law, will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance; provided, that a requirement for a Party seeking equitable relief to post a bond or other security shall not be waived if such Party is in material default hereunder. Such remedies will not be the exclusive remedies for any breach of this Lease Agreement or any other Transaction Document but will be in addition to all other remedies available at law or equity to each of the Parties.

12.8        Enforcement of Obligations. The defaulting Party shall be liable for, and agrees to pay and reimburse the non-defaulting Party for, all reasonable and documented costs and expenses incurred by the non-defaulting Party (including the reasonable and documented fees and expenses of legal counsel) in connection with the enforcement of obligations under this Lease Agreement and the other Transaction Documents.

ARTICLE XIII
PERMITTED ASSIGNMENTS; FINANCING PARTY ACCOMMODATIONS

13.1        Assignments. This Lease Agreement shall be binding upon each of the Parties hereto and each of their permitted successors and assigns, if any. Except as otherwise set forth in this Section 13.1, no Party may assign any or all of its rights or obligations under this Lease Agreement, in whole or in part, to any other Person without obtaining the written consent or approval of the other Party. Lessee’s consent shall not be required in connection with any assignment, sale, pledge, or other transfer of the Facility, the Transaction Documents, any asset assigned or leased to Lessee pursuant to this Lease Agreement, or all or a portion of the equity interests in Lessor to a Financing Party; provided, however, that promptly after any such transaction, Lessor shall notify Lessee in writing of the name, address, telephone number and email address of any Person who has acquired an interest in the Facility, the Transaction Documents, or the equity interests in Lessor.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

13.2         Rights of Financing Parties. Notwithstanding anything in this Lease Agreement to the contrary, upon Lessee having been given written notice of a Financing Party in accordance with Section 13.1, Lessee agrees that such Financing Party shall have the following rights:

(a)            Such Financing Party shall have right, but not the obligation, to make any payment or perform any act required to be made or performed by Lessor under this Lease Agreement, to prevent or cure a default by Lessor in accordance with Section 12.3 (subject to any extensions of the cure periods therein agreed to by Lessee and such Financing Party) and such act performed by or payment made by such Financing Party shall be as effective to prevent or cure a default as if done by Lessor;

(b)            Within [***] of the receipt of a written request from Lessor or such Financing Party, Lessee shall execute or arrange for the delivery of certificates, consents, opinions, estoppels, amendments and other documents reasonably requested by Lessor or such Financing Party in order to consummate any financing or refinancing and shall enter into reasonable agreements with such Financing Party that provide that Lessee recognizes the rights of such Financing Party upon foreclosure of such Financing Party’s security interest and such other provisions as may be requested by Lessor or such Financing Parties;

(c)            Such Financing Party shall be a third-party beneficiary of the provisions of this Article XIII; and

(d)            Lessor shall obtain a commercially reasonable subordination, non-disturbance and attornment agreement from each Financing Party that has a lien or mortgage on the Site or the Facility, which agreement shall provide, in part, that in the event of a foreclosure, provided no Lessee Event of Default exists under this Lease Agreement, such Financing Party shall recognize this Lease Agreement and shall not disturb Lessee’s possession of the Facility.

ARTICLE XIV
TERMINATION OF LEASE AGREEMENT

14.1         Expiry of the Lease Term.

(a)            Upon the expiration of the Lease Term:

(i)             Subject to a taking by a Governmental Authority, the leasehold interest of Lessee in the Facility shall automatically revert to Lessor, Lessee shall promptly and peacefully quit and surrender the Facility to Lessor, without cost to Lessor, and Lessor may, without demand and further notice, reenter and take possession of the Facility, or any part thereof, and repossess the same as Lessor’s former estate without being deemed guilty of any manner of trespass;

(ii)            Lessee shall deliver the Facility free and clear of all Liens other than the Lessee Permitted Liens and the Lessor Permitted Liens and in good repair, operating condition and working order (ordinary wear and tear except); provided, however, that if an Event of Loss has occurred, Lessee’s obligations shall be subject to the provisions of Article X;

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(iii)           On and effective as of the Expiry Date, Lessee will assign all of its rights under the Material Project Documents, Project Governmental Approvals and all other associated rights to Lessor by entering into the Expiry Date Assignment Agreement; provided, however, that no such assignment and acceptance of the Project Governmental Approvals and Material Project Documents by Lessor shall relieve Lessee from its indemnification obligations hereunder for its actions or inactions on or prior to the Expiry Date; provided, further, that Lessor shall reimburse Lessee for any deposits or other credit posted by Lessee under such Material Project Documents or Project Governmental Approvals;

(iv)           Lessee shall deliver to Lessor all material records in its possession relating to the Facility, the Site, the Project Documents and the Project Governmental Approvals, including all payments and collections; and

(v)            Lessee agrees to take any other actions that Lessor reasonably deems necessary to effectively transfer title to the Facility, Site, Assigned Project Documents, and Assigned Project Governmental Approvals to Lessor.

(b)           The obligations of the Parties under this Lease Agreement which arose prior to the Expiry Date shall survive termination or expiration of this Lease Agreement.

14.2        Removal of Lessee-Provided Equipment, Supplies, and Personnel. On or prior to the last day of the Lease Term, Lessee may remove from the Facility any and all of Lessee’s personal property constituting the Lessee-Provided Equipment, Supplies, and Personnel, except to the extent that Lessee has agreed to transfer ownership of such Lessee-Provided Equipment, Supplies, and Personnel to Lessor. Lessee shall repair any damage caused by such removal. If Lessee fails to remove any of its Lessee-Provided Equipment, Supplies, and Personnel upon expiration of the Lease Term, Lessor shall have the right to remove and dispose of all such Lessee-Provided Equipment, Supplies, and Personnel and recover from Lessee any and all costs of such removal and disposal. Alternatively, Lessor may elect, in its sole discretion, to assume ownership of such Lessee-Provided Equipment, Supplies, and Personnel.

14.3        Holding Over. If Lessee remains in possession of the Facility after the Lease Term, Lessee, at Lessor’s sole discretion, may be deemed a tenant of the Facility on a month to month basis and shall continue to pay Rent and all other amounts required under this Lease Agreement or any of the other Transaction Documents, except that the Base Rent shall automatically be increased to two hundred percent (200%) of the Base Rent payable immediately prior to the early termination or expiration of this Lease Agreement. During such period of month-to-month tenancy, Lessee shall be obligated to perform and observe all of the terms, covenants, and conditions of this Lease Agreement, but shall have no rights hereunder other than the right, to the extent given by Applicable Law to month-to-month tenancies, to continue its occupancy and use of the Facility. Nothing herein nor the acceptance of Rent by Lessor shall be deemed a consent to such holding over. Lessee shall defend, indemnify, protect and hold the Lessor Indemnitees harmless from and against any and all Losses resulting from Lessee’s failure to surrender possession upon the early termination or expiration of the Lease Term, including any claims made by any succeeding tenant or purchaser.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE XV
MISCELLANEOUS

15.1         Notices. Any communications between the Parties hereto or regular notices provided herein to be given shall be given to the following addresses:

(a) If to Lessor, to:	Morehead Farm, LLC
c/o Controlled Environment Foods Fund, LLC
[***]
[***]
[***]

(b) If to Lessee, to:	AppHarvest Morehead Farm, LLC
c/o AppHarvest, Inc.
401 W. Main Street, Suite 321
Lexington, Kentucky 40507
Attn: Jonathan Webb, CEO
[***]
[***]

Any notice that is personally served shall be effective upon the date of service; any notice given by U.S. Mail shall be deemed effectively given, if deposited in the U.S. Mail, registered or certified with return receipt requested, postage prepaid and addressed as provided above, on the date of receipt, refusal or non-delivery indicated on the return receipt. In addition, either Party may send notices by electronic mail, or by a nationally recognized overnight courier service which provides written proof of delivery (such as U.P.S. or Federal Express). Any notice sent by electronic mail shall be effective upon confirmation of receipt in legible form, and any notice sent by a nationally recognized overnight courier shall be effective on the date of delivery to the Party at its address specified above as set forth in the courier’s delivery receipt. Either Party may, by notice to the other from time to time in the manner herein provided, specify a different address for notice purposes.

15.2        Successors and Assigns. Subject to the restrictions herein, this Lease Agreement shall be binding upon each of the Parties hereto and each of their permitted successors and assigns, if any.

15.3        Cumulative; Specific Performance. The rights and remedies of the Parties hereto shall be cumulative (and not alternative).

15.4        Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Lease Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Lease Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Lease Agreement, or any power, right, privilege or remedy under this Lease Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

15.5        Survival. The provisions of Sections 8.4(a), 8.4(b), 10.2, 10.3, 12.2, 12.4, 12.6, 12.7, 12.8 and Article I, Article XI, Article XIV, this Article XV, and any other provision of this Lease Agreement and the other Transaction Documents that, by its terms, survives the termination of this Lease Agreement shall survive the expiration or termination of this Lease Agreement pursuant to such terms.

15.6        Entire Agreement. This Lease Agreement and all exhibits and schedules hereto, represent the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between the Parties. If the provisions of any exhibit or schedule are inconsistent with the provisions of this Lease Agreement, the provisions of this Lease Agreement shall prevail. The exhibits and schedules attached hereto are hereby incorporated as integral parts of this Lease Agreement.

15.7        Severability. Any provision of this Lease Agreement which is invalid, illegal or unenforceable shall be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof or rendering that or any other provision of this Lease Agreement invalid, illegal or unenforceable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Lease Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

15.8        Dispute Resolution Process; Consent to Jurisdiction.

(a)            Technical Disputes. In the event of any Technical Dispute arising under this Lease Agreement, the Parties shall submit the dispute to an independent expert with experience in the subject matter of the dispute selected by Lessor and approved by Lessee in its reasonable discretion (the “Technical Expert”). The Technical Expert shall be requested to render his recommendation as promptly as possible after he receives all necessary data. After receipt of the Technical Expert’s recommendation, the Parties shall attempt in good faith to promptly resolve any differences with respect to the subject matter in dispute. If the Parties are unable to resolve any such difference within [***] after receiving the Technical Expert’s recommendation, absent fraud, collusion, or manifest error, such recommendation will become a determination and shall be final and binding upon the Parties. Lessee shall be responsible for paying for all costs and expenses associated with the Technical Expert’s rendering of his recommendation.

(b)            Other Disputes. In the event of any dispute arising under this Lease Agreement other than a Technical Dispute, the Parties shall resolve such dispute in accordance with the procedures set forth in this Section 15.8(b). The Parties shall attempt in good faith to resolve promptly any dispute arising out of or relating to this Lease Agreement. Any Party may give the other Party a written notice of any dispute not so resolved in the normal course of business. Within [***] after delivery of such notice, representatives of the Parties with full settlement authority shall meet at a mutually acceptable time and place and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the dispute has not been resolved by negotiations within [***] following the notice provided for in this Section 15.8(b), or if the Parties fail to meet within the [***] period set forth in this Section 15.8(b), then each of the Parties hereby irrevocably consents and agrees that any legal action or proceedings with respect to this Lease Agreement shall be brought in any court, federal or state, within New York County, New York having subject matter jurisdiction arising under this Lease Agreement and the Transaction Documents (other than the Ground Leases). By execution and delivery of this Lease Agreement and such other documents executed in connection herewith, each Party hereby (i) accepts the exclusive jurisdiction of the aforesaid courts, (ii) irrevocably agrees to be bound by any final judgment (after any and all appeals) of any such court with respect to such documents, (iii) irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue of any action or proceeding with respect to such documents brought in any such court, and further irrevocably waives, to the fullest extent permitted by law, any claim that any such action or proceeding brought in any such court has been brought in any inconvenient forum, (iv) agrees that services of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address set forth in Section 15.1, or at such other address of which the Parties have been notified and (v) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION, CLAIM OR PROCEEDING RELATING TO THIS LEASE AGREEMENT.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

15.9        Governing Law. This Lease Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding any laws thereof which would direct application of law of another jurisdiction; provided, however, that any matter in this Lease Agreement that must be governed by the internal laws of the State of Kentucky to be enforceable shall be governed by and construed in accordance with the internal laws of the State of Kentucky.

15.10     Confidential Information. Each Party (a “Recipient”) agrees to use commercially reasonable efforts to maintain the confidential nature of, and shall not use or disclose, the Confidential Information of the other Party or the other Party’s Affiliates (a “Disclosing Party”) without first obtaining such Disclosing Party’s prior written consent; provided, that nothing in this Section 15.10 shall require any Recipient to obtain any consent of any Disclosing Party in connection with (and each Disclosing Party hereby authorizes each Recipient to freely disclose any financial information or confidential information with respect to such Disclosing Party or any Transaction Document without such Disclosing Party’s consent, to the extent otherwise required, in connection with): (a) exercising any of a Recipient’s rights under the Transaction Documents, including those exercisable upon the occurrence of a Lessee or Lessor Event of Default; (b) providing information about Lessee or any Transaction Document or the parties thereto to any Financing Party or prospective Financing Party; (c) any situation in which any Recipient is required by law or required by any Governmental Authority to disclose information (provided that such Person uses commercially reasonable efforts to maintain confidentiality of the information disclosed); (d) providing information to legal counsel to any Recipient in connection with the transactions contemplated by any of the Transaction Documents (if such Recipient informs such counsel of the confidential nature of such information and requires that it be kept confidential except as permitted herein); (e) providing information to independent accountants, auditors or other expert consultants retained by any Recipient (if such Recipient informs such auditors or consultants of the confidential nature of such information and requires that it be kept confidential except as permitted herein); (f) providing information to such Recipient’s officers, directors, members, managers and employees (if such Recipient informs such officers, directors, members, managers and employees of the confidential nature of such information and requires that it be kept confidential except as permitted herein); (g) providing information to Affiliates of Recipient and the respective officers, directors, members, managers, employees, investors and lenders of such Affiliates (if such Recipient informs such Affiliates and such other Persons of the confidential nature of such information and requires that it be kept confidential except as permitted herein); (h) any information that is in or becomes part of the public domain otherwise than through a wrongful act of any Recipient or any employees or agents thereof or other Persons to whom confidential information is disclosed under any of clauses (b), (c), (d), (e), (f) and (g) of this Section 15.10; (i) any information that is in the possession of any Recipient prior to receipt thereof from the Disclosing Party or any other Person known to any Recipient to be acting on behalf of the Disclosing Party; (j) any information that is independently developed by any Recipient; and (k) any information that is disclosed to any Recipient by a third party that is not known or reasonably suspected by such Recipient to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Disclosing Party, with respect to such information.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

15.11      Amendments. This Lease Agreement may be amended, modified or supplemented only by written agreement of Lessee and Lessor.

15.12       Section Headings. The Section headings are for the convenience of the Parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the Parties.

15.13       Counterparts. This Lease Agreement may be executed in any number of counterparts (which may be delivered by facsimile or electronic mail which attaches a portable document format (.pdf) document) and each counterpart shall represent a fully executed original as if executed by both Parties, with all such counterparts together constituting but one and the same instrument.

15.14       No Third-Party Beneficiaries. This Lease Agreement is entered into for the sole benefit of the Parties, and no other Person shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, this Lease Agreement, except as specifically provided herein (including with respect to Financing Parties, Lessee Indemnified Parties or Lessor Indemnified Parties, to the extent set forth in Articles XI and XIII).

15.15       Costs. Except as otherwise specifically provided herein, each Party shall pay all of its own costs and expenses, including the fees and costs of its attorneys, consultants, contractors and representatives, incurred in connection with this Lease Agreement. In the event of legal action to enforce or interpret any provision of this Lease Agreement or any of the other Transaction Documents, the prevailing Party shall be entitled to recover from the other Party its reasonable attorneys’ fees and other costs of suit so incurred from the losing Party, at trial, on any appeal, and on any petition for review or other proceeding, in addition to all other sums provided by law.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

15.16      Time is of Essence. TIME IS OF THE ESSENCE OF THIS LEASE AGREEMENT AND EACH PROVISION HEREOF IN WHICH TIME OF PERFORMANCE IS ESTABLISHED.

15.17      Construction of this Lease Agreement. The terms and provisions of this Lease Agreement represent the results of negotiations between Lessee and Lessor, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Lease Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and Lessee and Lessor hereby waive the application in connection with the interpretation and construction of this Lease Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Lease Agreement shall be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Lease Agreement.

15.18      Memorandum of Lease. This Lease Agreement shall not be recorded; provided, however, that a Party may, upon agreement of the other Party, record a memorandum of this Lease Agreement setting forth only the following provisions: (a) information required by law, (b) restrictions on transfers, and (c) such other provisions as mutually agreed to by Lessor and Lessee.

[The remainder of this page is intentionally blank; signature pages follow]

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, this Lease Agreement has been duly executed by the Parties hereto as of and on the date first above written.

LESSOR

MOREHEAD FARM, LLC

By: EqCEF I, LLC, its manager

By:	/s/ R. Thomas Amis
Name:	R. Thomas Amis
Title:	Principal

[Signature Page to Master Lease Agreement]

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

LESSEE

APPHARVEST MOREHEAD FARM, LLC

By:	/s/ Jonathan Webb
Name:	Jonathan Webb
Title:	CEO

[Signature Page to Master Lease Agreement]

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

EXHIBIT A

DEFINITIONS

“Account Control Agreement” has the meaning given to it in Exhibit H-4.

“Account Requirements” means those rights and obligations of the Parties with respect to the Accounts as set forth in Exhibit H-4.

“Accounting Period” means each calendar month during the Lease Term.

“Accounts” has the meaning given to it in Exhibit H-4.

“Additional Rent” has the meaning given to it in Section 5.3.

“Affiliate” of a specified Person means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the Person specified. For purposes of the immediately preceding sentence, “control” shall mean the ability to control or effect the day-to-day management and control of the Person or a fifty percent (50%) or greater beneficial ownership interest in the partnership interests, member interests or voting stock of the Person. For the avoidance of doubt, Lessor shall not be deemed an Affiliate of Lessee, Pledgor, or any intermediate parent of Lessee.

“After-Tax Basis” means, with respect to any indemnity, the amount of the indemnity increased so that, after deduction of the amount of all Taxes (assuming for this purpose that, to the extent the payment constitutes taxable income to the recipient for federal income tax purposes, the recipient, its direct or indirect beneficial owners, or any Affiliates of such recipients or owners is subject to federal income taxation at the highest marginal rate generally applicable to corporations for the tax year in which such income is taxable and to state and local income taxation at the actual composite marginal rate applicable to the recipient (or its direct or indirect beneficial owners or such Affiliates) as reasonably estimated by such recipient) required to be paid by the recipient, its direct or indirect beneficial owners, or any Affiliates of such recipients or owners as a result of the receipt or accrual of such amounts, and after reduction for tax savings available to such recipients (calculated under the assumptions described in the immediately preceding parenthetical) as a result of the circumstances giving rise to the indemnity in the tax year such circumstances arise, such increased payment is equal to the indemnity otherwise required to be paid.

“Annual Budget” means, as the context requires, an Annual Maintenance Budget or an Annual Lessee Budget.

“Annual Lessee Budget” means, as applicable for any Fiscal Year or applicable portion thereof, (a) the Initial Annual Lessee Budget or (b) any other Annual Lessee Budget delivered pursuant to Section 9.5(c).

“Annual Maintenance Budget” means, as applicable for any Fiscal Year or applicable portion thereof, (a) the Initial Annual Maintenance Budget, or (b) any Proposed Maintenance Budget approved or amended pursuant to the procedures set forth in Sections 9.5(a) and (b).

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

“Anticipated Lease Termination Date” means the twentieth (20th) anniversary of the Base Rent Commencement Date.

“Applicable Law” means all national, state, provincial, local or municipal laws, statutes, codes, acts, treaties, ordinances, common laws, orders, judgments, writs, decrees, injunctions, rules, regulations, governmental approvals, licenses, Governmental Approvals, directives, and requirements (including all Environmental Laws and food, health, and safety laws and regulations) of all regulatory and other Governmental Authorities having jurisdiction over, as applicable, the Facility, the Site, Lessor, Lessee, or the Lessee-Provided Equipment, Supplies, and Personnel.

“Approved Quarterly Gross Revenues” means the amounts calculated in accordance with Exhibit C.

“Base Rent” means, as applicable:

(a)            from the Base Rent Commencement Date until the earlier of (i) the Base Rent Step-Up Date and (ii) the Full Facility Completion Date, [***] of the amount set forth as the “Base Rent” in the Occupancy Date Lease Supplement, as calculated in accordance with Exhibit J;

(b)            if the Base Rent Step-Up Date occurs [***] the Full Facility Completion Date, from the Base Rent Step-Up Date until the Full Facility Completion Date, [***] of the amount set forth as the “Base Rent” in the Occupancy Date Lease Supplement, as calculated in accordance with Exhibit J; provided, that such Base Rent shall be [***]; provided, further, the Base Rent Step-Up Date shall be [***].

(c)            from the Full Facility Completion Date until the Full Base Rent Commencement Date, the amount set forth as the “Base Rent” in the Full Facility Completion Lease Supplement, as calculated in accordance with Exhibit J;

(d)            on and after the Full Base Rent Commencement Date, the amount set forth as the “Base Rent” in the EPC Final Completion Lease Supplement, as calculated in accordance with Exhibit J;

(e)            if Lessor has elected [***], the amount set forth as the “Base Rent” in the Reserve Reduction Lease Supplement, as calculated in accordance with Exhibit J;

(f)             if Lessor has elected [***], the amount set forth as the “Base Rent” in the Excess Land Sale Lease Supplement, as calculated in accordance with Exhibit J;

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(g)            as may be set forth in any Lease Supplement delivered in accordance with Section 9.6(c) or Section 10.1;

(h)            the amount calculated in accordance with Section 10.3(c);

each of (a) through (h), as may be adjusted pursuant to Section 5.1(g).

“Base Rent Commencement Date” means the date which is [***] after Substantial Completion of the Facility.

“Base Rent Payment Date” means the first (1st) Business Day of each calendar month occurring after the calendar month in which the Base Rent Commencement Date occurs.

“Base Rent Step-Up Date” means the date which is [***] after the Occupancy Date.

“Business Day” means any day other than a Saturday and Sunday on which national banks are not required or authorized by law or executive order to close in the states of New York or Kentucky.

“Change in Insurance Requirements” means a change in the requirements to comply with the Required Insurance Policies that occurs after the Effective Date; provided, that such change is being made by the insurance industry generally with respect to insurance coverages substantially similar to the coverages being provided pursuant to the Required Insurance Policies.

“Change in Law” means (a) a change to any existing Applicable Law or (b) the adoption by any Governmental Authority of any new Applicable Law; provided, that the foregoing is binding on a Party, the Site, the Facility, or the operation, maintenance, and repair of the Facility and occurs after the Effective Date.

“Change of Control” means any circumstances in which Pledgor ceases (a) to own, directly or indirectly through one or more intermediate entities, more than fifty (50%) of the outstanding equity interests in Lessee or (b) to have the ability to direct or cause the direction of the management and policies of Lessee.

“Claim” has the meaning given to it in Section 11.3(a).

“Claim Notice” has the meaning given to it in Section 11.3(a).

“Confidential Information” means (a) the terms and provisions of this Lease Agreement, and (b) any and all information received by or in the possession of Party relating to the other Party’s business (other than information relating specifically to the Facility) which is either non-public, confidential or proprietary.

“Consumer Price Index” means [***]

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

“Crop Event” means any period of reduced Crop quality or quantity (including any failure to produce any Crops) resulting from exposure to pests or diseases of any kind.

“Crops” means the crops set forth on Schedule 1.1(f) to be grown at the Facility or any other crops approved in writing by Lessor from time to time.

“Depositary” means either (a) any Qualified Bank selected by Lessee, or (b) such other U.S. commercial bank selected by Lessee and approved by Lessor in its reasonable discretion.

“Designated Maintenance and Repair Services” means the maintenance and repair services set forth on Schedule 1.1(i).

“Disclosing Party” has the meaning given to it in Section 15.10.

“Drawings” has the meaning given to such term in the EPC Contract.

“Eastern Prevailing Time” means the then current time in the Eastern time zone of the United States.

“Effective Date” has the meaning given to it in the Preamble.

“Emergency Expenditure” means an expense that is not included in the Annual Maintenance Budget for such Fiscal Year and which is incurred in compliance with Prudent Industry Practices in response to an emergency event at the Facility that poses an actual or imminent risk of serious physical injury to any Person, material physical damage to the Facility or the Site, loss of the Facility or any major component thereof, or material damage to the environment.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, written demands, decrees, written claims, liens, judgments, notices (including warning notices and notices of actual or potential noncompliance or violation) governmental investigations, governmental inspections, governmental proceedings, removal or remedial actions or orders, penalties or damages (foreseeable and unforeseeable, including consequential and punitive penalties or damages) relating to the Facility or the Site and arising under or relating in any way to any Environmental Law or any Project Governmental Approval issued under Environmental Law, including those (a) by any Governmental Authority for enforcement, investigation, cleanup, removal, response, remedial or other actions or fines, penalties or damages pursuant to any applicable Environmental Law, (b) by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances (including exposure thereto or Release thereof), or (c) arising from alleged injury or threat of injury to health, safety (with respect to Hazardous Substances), the environment, cultural or archeological resources, wildlife or natural or biological resources.

“Environmental Law” means all Applicable Laws concerning pollution or protection of health, natural resources, or the environment, including laws relating to natural resource conservation, land use and zoning, occupational safety and health, air (indoor and ambient), soils, soil vapor, subsurface strata, water rights, groundwater and surface water quality, species (both flora and fauna), cultural, archaeological and visual resources, emissions, discharges, releases, or threatened releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Substances or solid or other waste.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

“EPC Contract” means that certain Engineering, Procurement and Construction Agreement, dated as of the Effective Date, by and between Lessor and EPC Contractor.

“EPC Contractor” means Dalsem Greenhouse Technology B.V.

“EPC Final Completion Date” means the earlier of (a) the “Final Completion Date” under the EPC Contract and (b) the date that all items on the Punchlist (as defined in the EPC Contract) are completed.

“EPC Final Completion Lease Supplement” means the binding supplement to this Lease Agreement determined in accordance with the provisions of Section 5.1(d).

“Equipment Replacements” has the meaning given to it in Section 9.4(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Escalator” means with respect to any Lease Year, [***].

“Event of Loss” has the meaning given to it in Section 10.1(a).

“Excess Land Ground Lease” means a Ground Lease, substantially in the form of Exhibit D-2, to be executed by Lessor and Lessee on the Occupancy Date.

“Excess Land Option” has the meaning given to it in the Excess Land Ground Lease.

“Excess Land Option Closing Date” has the meaning given to it in the Excess Land Ground Lease.

“Excess Land Right of First Refusal” has the meaning given to it in the Excess Land Ground Lease.

“Excess Land Sale Lease Supplement” means the binding supplement to this Lease Agreement determined in accordance with the provisions of Section 5.1(f).

“Expiry Date” means the earlier of (a) the earlier of the Anticipated Lease Termination Date, or (b) the date on which this Lease Agreement is terminated in accordance with its terms.

“Facility” means (a) an approximately sixty (60)-acre, controlled environment agriculture facility to be constructed on the Site, as further detailed in the Substantial Completion Certificate, consisting of (i) all equipment and systems set forth on Part I of Schedule 1.1(c); (ii) all equipment and other assets that are now or hereafter located in, on or used in connection with and permanently affixed to or otherwise incorporated into such facility; (b) any ancillary facilities and equipment described on Part II of Schedule 1.1(c); and (c) all replacements, alterations, modifications, and additions to the equipment, systems and assets described in the foregoing clauses (a) and (b), but excluding the Lessee-Provided Equipment, Supplies, and Personnel.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

“Facility Data Room” means the Lessee’s electronic virtual data room acceptable to the Lessor, in each case for which the Lessor has been granted free access and rights to access all applicable communications, Reports, notices, records, and other materials in a format that is downloadable and printable.

“Facility Design Guidelines” means those design guidelines set forth on Exhibit N.

“Facility Ground Lease” means a Ground Lease, substantially in the form of Exhibit D-1, to be executed by Lessor and Lessee on the Occupancy Date.

“Facility Loss Proceeds” means, collectively, all amounts and proceeds actually collected against insurers or any third-party based upon any Event of Loss (exclusive, in each case, of the proceeds of business interruption insurance and crop loss insurance).

“Financing Party” means any Person or entity (other than any Affiliate of Lessee) directly or indirectly (a) providing senior or subordinated construction, interim or long-term debt or equity financing or refinancing to Lessor (and for the avoidance of doubt, to any permitted assignee of all or any portion of this Lease Agreement or to any Affiliates of Lessor) for or in connection with the development, construction, purchase, installation or operation of the Facility, whether that financing or refinancing takes the form of private debt, public debt or any other form (including debt financing or refinancing), including any equity investor directly or indirectly providing financing or refinancing for the Facility or purchasing equity ownership interests of Lessor (and for the avoidance of doubt, to any permitted assignee of all or any portion of this Lease Agreement or to any Affiliates of Lessor), and any trustee or agent acting on their behalf, or (b) providing interest rate protection agreements to hedge any of the foregoing obligations.

“Fiscal Year” means, during the Lease Term, each calendar year commencing on the Fiscal Year Start Date.

“Fiscal Year Start Date” means October 1 of each calendar year.

“Force Majeure Event” means any event or circumstance, or combination of events or circumstances that meets all of the following criteria:

(a)            arises after the Occupancy Date,

(b)            was not caused by and is beyond the reasonable control of the Party claiming the Force Majeure Event,

(c)            is unforeseeable,

(d)            is unavoidable or could not be prevented or overcome by the reasonable efforts and due diligence of the Party claiming the Force Majeure Event, and

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(e)            the Party claiming the Force Majeure Event can demonstrate that such event is the cause of a delay in or prevents performance or the meeting of an obligation of such Party under this Lease Agreement.

Provided they meet all of the criteria described above, Force Majeure Events may include the following: acts of God, natural disasters, wildfires, earthquakes, tornadoes, lightning, floods, civil disturbances, riots, war and military invasion, acts of the public enemy, blockades, acts of terrorism, insurrections, riots or revolutions, sabotage, vandalism, embargoes, technological impossibility and labor strikes, work stoppages, boycotts, walkouts and other labor difficulties that are national or regional in nature (“Labor Disputes”); provided, however, that Labor Disputes specific to the Facility or the Site involving Lessee’s (or its Affiliate’s) or any subcontractor’s on-site employees shall not constitute a Force Majeure Event nor shall Labor Disputes resulting from Lessee’s or any of its subcontractor’s violation of any agreements with labor unions. Notwithstanding anything in the foregoing to the contrary, in no event shall any of the following constitute a Force Majeure Event: (i) any labor or manpower shortages; (ii) unavailability, late delivery, failure, breakage or malfunction of equipment or materials unless there is an independent, identifiable Force Majeure Event causing such condition; (iii) events that affect the cost of equipment or materials; (iv) economic hardship (including lack of money) of any entity or its Affiliates or their respective subcontractors or suppliers; (v) delays in transportation (including delays in clearing customs) other than delays in transportation resulting from accidents or closure of roads or other transportation routes by a Governmental Authority; (vi) any variance in temperature at the Site; (vii) any climactic condition at the Site (other than temperature variance) that is within [***] of the Historic Daily Average for such climactic condition for the calendar month during which the condition occurred, where the “Historic Daily Average” means the average value (according to the records of the National Oceanic and Atmospheric Administration for the applicable vicinity on the Site) for the applicable climactic condition (e.g., inches of rain per day) for the days comprising the calendar month during which the condition occurred (e.g., the average inches of rain, per day, for the days comprising the month of June) over the prior twenty-five (25) calendar years; (viii) actions of a Governmental Authority in respect of or in relation to or resulting from Lessee’s compliance or non-compliance with Applicable Laws; (ix) any failure by Lessee to obtain or maintain any Governmental Approval it is required to obtain or maintain hereunder, unless such failure is solely caused by a Force Majeure Event; (x) the imposition by a Governmental Authority of any import tariff, customs duties, price supports or similar taxes or fees, including any change in any Applicable Law that results in, or causes an increase in, or imposition of, any costs, tariffs, duties, quotas, tariff rate quotas, fines, penalties, fees, minimum pricing or other restrictions related to the importation of equipment into the United States; (xi) any Crop Event; and (xii) any other act, omission, delay, default or failure (financial or otherwise) of a subcontractor or other personnel of Lessee.

“Form Lease Supplement” means the supplement to be provided by Lessor to Lessee in accordance with this Lease Agreement, substantially in the form of Exhibit E-1, E-2, E-3, E-4, E-5, E-6, or E-7 attached hereto, as applicable.

“Full Base Rent Commencement Date” means the first (1st) Base Rent Payment Date after the EPC Final Completion Date.

“Full Facility Completion” has the meaning set forth in Section 4.3(b).

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

“Full Facility Completion Certificate” means the Full Facility Completion Certificate substantially in the form of Exhibit F.

“Full Facility Completion Date” means the date on which Full Facility Completion is achieved.

“Full Facility Completion Lease Supplement” means the binding supplement to this Lease Agreement determined in accordance with the provisions of Section 5.1(c).

“GAAP” means the generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied.

“Governmental Approvals” means all permits, licenses, approvals, consents, orders, registrations, notices, determinations, privileges, franchises, memberships, certificates, entitlements and other authorizations filed with or issued by Governmental Authorities, including environmental, food health and safety, occupational health and safety, site plan approval, building permits, certificates of occupancy, and all amendments, modifications, supplements, general conditions and addenda thereto.

“Governmental Authority” means any (a) national, state, county, municipal or local government (whether domestic or foreign) or any political subdivision thereof, (b) any court or administrative tribunal, (c) any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity of competent jurisdiction, or (d) any arbitrator with authority to bind a party at law.

“Ground Lease” means (a) the Facility Ground Lease or (b) the Excess Land Ground Lease, as applicable.

“Hazardous Substance” means (a) any petroleum, petroleum constituents or petroleum products, flammable, ignitable, corrosive or explosive substances or materials, toxic materials, radioactive materials, biohazardous materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls (“PCBs”), (b) any chemicals or other materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “pollutants” or words of similar import under any Environmental Law, and (c) any other chemical or other material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority under any Environmental Law.

“Impositions” has the meaning given to it in Section 6.2(a).

“Inchoate Lessee Event of Default” means any occurrence, circumstance or event, or any combination thereof, which, with the lapse of time, the giving of notice or both, would constitute a Lessee Event of Default.

“Indemnified Party” has the meaning given to it in Section 11.3(a).

“Indemnifying Party” has the meaning given to it in Section 11.3(a).

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

“Initial Annual Lessee Budget” means the initial operating budget for the Lessee agreed by the Parties pursuant to Section 9.5(a)(i).

“Initial Annual Maintenance Budget” means the initial maintenance budget for the Facility agreed by the Parties pursuant to Section 9.5(c).

“Intellectual Property Rights” means patents, copyrights, trademarks, trade secrets and any and all other intellectual property and proprietary rights.

“Interest Rate” means the annual prime rate of interest published in the Wall Street Journal for the applicable period during which interest is incurred pursuant to the terms of this Lease Agreement, plus [***], unless such rate would violate Applicable Laws, in which case the maximum rate of interest provided by Applicable Laws shall apply.

“Key Lessee-Provided Equipment” means the equipment set forth on Schedule 1.1(g).

“Key Personnel” means each of the Persons set forth on Schedule 1.1(h) or any substitute thereof mutually agreed to by the Parties.

“Labor Disputes” has the meaning given to it in the definition of “Force Majeure Event.”

“Lease Agreement” has the meaning given to it in the Preamble hereto and includes this Lease Agreement together with the schedules and exhibits attached hereto.

“Lease Service Reserve Requirement” has the meaning given to it in Exhibit H-4.

“Lease Supplement” means the binding supplement to this Lease Agreement determined in accordance with the provisions of Sections 5.1(b), 5.1(c), 5.1(d), 5.1(e), 5.1(f), 9.6(c) or 10.1, as applicable.

“Lease Supplement Review Period” means a [***] period beginning upon Lessee’s receipt of a completed Form Lease Supplement from Lessor.

“Lease Term” has the meaning given to it in Section 2.2.

“Lease Year” means (a) the period commencing on the Base Rent Commencement Date and ending on the first anniversary of the Base Rent Commencement Date, and (b) each twelve (12)-month period thereafter.

“Lessee” has the meaning given to it in the Preamble.

“Lessee Event of Default” has the meaning given to it in Section 12.1.

“Lessee Financing Party” means any Person or entity (other than any Affiliate of Lessor) directly or indirectly providing an interim or long-term Working Capital Line of Credit to Lessee for or in connection with the operation or maintenance of the Facility.

“Lessee Indemnitee” has the meaning given to it in Section 11.1(a).

“Lessee Lease Service Reserve Account” has the meaning given to it in Exhibit H-4.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

“Lessee Permitted Lien” means (a) Liens for Taxes and other governmental charges and assessments which are not yet due and payable or which are being contested in good faith by appropriate proceedings and for which Lessee has set aside appropriate reserves; (b) Liens expressly granted under, or created by, existing or pursuant to, the terms and conditions of the Material Project Documents and the Project Governmental Approvals; (c) Liens created pursuant to, or as a result of the existence of, this Lease Agreement or any of the Transaction Documents; (d) any Liens approved or consented to in writing by Lessor; and (e) Liens of trade vendors created in connection with trade or other similar indebtedness incurred in the ordinary course of operating the Facility in accordance with the applicable Annual Lessee Budget and securing indebtedness that otherwise qualifies as Permitted Indebtedness.

“Lessee-Provided Equipment, Supplies, and Personnel” means all of the manpower, materials, tools, consumables, supplies, goods and any other items (a) not required to be provided by Lessor under this Lease Agreement and (b) required by Lessee to operate and maintain the Facility in accordance with its obligations under this Lease Agreement.

“Lessee’s Knowledge” means the knowledge, after reasonable inquiry, diligence and investigation, of (a) the Persons listed on Schedule 1.1(a) hereto or any successor to any such Person in the capacity to which such Person is acting on the Effective Date; and (b) any manager, officer or director of Lessee not listed on Schedule 1.1(a).

“Lessor” has the meaning given to it in the Preamble.

“Lessor Event of Default” has the meaning given to it in Section 12.3.

“Lessor Indemnitee” has the meaning given to it in Section 11.2(a).

“Lessor Permitted Liens” means (a) those Liens set forth on Schedule 1.1(e); (b) Liens for Taxes and other governmental charges and assessments which are not yet due and payable or which are being contested in good faith by appropriate proceedings and for which Lessor has set aside appropriate reserves; (c) Liens expressly granted under, or created by, existing or pursuant to, the terms and conditions of the Project Documents and the Project Governmental Approvals; (d) Liens created pursuant to, or as a result of the existence of, this Lease Agreement or any of the Transaction Documents; (e) any Liens approved or consented to in writing by Lessee; (f) matters of record disclosed in the title commitment for the Facility as set forth on Exhibit M; and (g) any Liens created by, and other rights and interests of, Financing Parties to the Lessor or its Affiliates from time to time.

“Lessor’s Knowledge” means the knowledge, after reasonable inquiry, diligence and investigation, of (a) the Persons listed on Schedule 1.1(b) hereto or any successor to any such Person in the capacity to which such Person is acting on the Effective Date; and (b) any manager, officer or director of Lessor not listed on Schedule 1.1(b).

“Lessor’s Parent” means CEFF Morehead Holdings, LLC, a Delaware limited liability company.

“Lessor’s Tax” means any income tax, franchise tax, capital levy, or any similar tax measured by net income or profits and imposed upon Lessor.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

“Lien” means any mortgage, deed of trust, lien (choate or inchoate), pledge, charge, security interest, assessment, reservation, assignment, hypothecation, defect in title, encroachments and other burdens, restrictive covenant, condition or restriction or easement or encumbrance of any kind, whether arising by contract or under any Applicable Law and whether or not filed, recorded or otherwise perfected or effective under any Applicable Law, or any preference, priority or preferential arrangement of any kind or nature whatsoever including the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

“Limitation of Liability” has the meaning given to it in Section 11.6.

“Losses” means any and all claims, damages, losses, liabilities, costs, deficiencies and expenses (including investigative costs, settlement costs and any reasonable outside legal, accounting or other expenses for investigating or defending any actions or threatened actions).

“Maintenance Costs” has the meaning given to it in Exhibit H-4.

“Maintenance Reserve Account” has the meaning given to it in Exhibit H-4.

“Maintenance Schedule” means the schedule set forth in Exhibit I.

“Material Adverse Effect” means any event, occurrence, change or effect of whatever nature, including a force majeure event or any economic circumstances affecting the controlled environment agriculture industry in general, that, individually or in the aggregate, (a) with respect to a Party or an Affiliate of a Party, is materially adverse to its ability to consummate the transactions contemplated by this Lease Agreement or any other Transaction Document and to satisfy or perform all of its obligations contemplated under this Lease Agreement or any other Transaction Document, or (b) that materially adversely affects the Facility.

“Material Project Documents” means (a) all agreements and contracts set forth on Schedule 1.1(d) of this Lease Agreement and the “Material Project Documents” set forth in any Lease Supplements and (b) any contract or agreement related to the Facility or the use, operation, maintenance, or repair of the Facility that (i) replaces or is entered into in substitution of any existing Material Project Document; (ii) is with an Affiliate of Lessee; (iii) has a term in excess of one (1) year; or (iv) obligates Lessee to make payments, or entitles Lessee to receive payments, in an amount exceeding [***] individually or in the aggregate, over the term of such agreement, in each case except for the Transaction Documents.

“Occupancy” has the meaning given to it in Section 2.1.

“Occupancy Conditions” has the meaning given to it in Section 4.4.

“Occupancy Date” has the meaning given to it in Section 2.1.

“Occupancy Date Lease Supplement” means the binding supplement to this Lease Agreement determined in accordance with the provisions of Section 5.1(b).

“Optional Improvement” has the meaning given to it in Section 9.7.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

“Original Offtake Agreement” has the meaning given to it in Section 8.1(h).

“Outside Date” means [***].

“Parent Guaranty” means that certain Parent Guaranty to be executed by Pledgor in substantially the form of Exhibit L attached hereto.

“Parts” means components of the Facility.

“Party” and “Parties” are defined in the Preamble to this Lease Agreement.

“Performance Metrics” has the meaning given to it in Exhibit K-1.

“Performance Rent” means the amounts calculated in accordance with Exhibit C.

“Performance Rent Payment Date” means the first Base Rent Payment Date after the date that the Approved Quarterly Gross Revenues are determined for a Quarter pursuant to the terms of Exhibit C.

“Performance Reports” means each of the Reports required to be prepared pursuant to Exhibit K-2.

“Permitted Equity Exceptions” means (a) any restrictions on the transfer of the equity interests in Lessee included in the Material Project Documents or the Project Governmental Approvals; (b) any restrictions on transfer of the equity interests in Lessee under Applicable Law; and (c) Liens created pursuant to, or as a result of the existence of, the Transaction Documents or with the prior written consent of Lessor or its Affiliates.

“Permitted Indebtedness” means, in respect of any Person, the following indebtedness:

(a)            to the extent constituting indebtedness, obligations arising under the Transaction Documents; and

(b)            all indebtedness of such Person arising in the ordinary course of the business of such Person (including any Working Capital Line of Credit); provided, that such indebtedness shall at no time (i) result in the such Person having a Quick Ratio of less than 1:1 and (ii) be more than [***] past due (other than any such amount being contested in good faith or as to which a bona fide dispute exists and provision is made to the satisfaction of Lessor in its reasonable direction for the posting of security for or the bonding of such obligation or prompt payment thereof in the event such obligation is payable).

“Person” means any natural person, corporation, limited liability company, partnership, firm, association, Governmental Authority or any other entity whether acting in an individual, fiduciary or other capacity.

“Pledgor” means AppHarvest, Inc., a Delaware corporation.

“Project Documents” means the Material Project Documents and any other documents that relate to the use, operation, or maintenance of the Facility entered into by Lessee or its Affiliates, but excluding the Transaction Documents.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

“Project Governmental Approvals” means any Governmental Approvals required by Lessee for the lease, use, operation, maintenance and repair of the Facility now or hereinafter.

“Proposed Maintenance Budget” has the meaning given to it in Section 9.5(a).

“Prudent Industry Practices” means those practices, methods, specifications and standards of safety, performance, dependability, efficiency and economy, engaged in or approved by members of the controlled environment agriculture industry in the United States for facilities of comparable size to the Facility, during the relevant time period, and such other practices, methods or acts which, in the exercise of reasonable judgment and in light of the facts known at the time a decision is made, would be expected to accomplish the result intended at a reasonable cost and consistent with reliability, safety and expedition and shall include, at a minimum, those professionally responsible practices, methods and acts described above that comply with the Project Documents and the requirements of Governmental Authorities and Applicable Law. Prudent Industry Practices are not intended to require the optimum practice, method or act to the exclusion of all others, but rather to include the practices, methods, standards of care, skill, safety procedures and diligence generally accepted in the industry.

“Qualified Bank” means a U.S. commercial bank or the U.S. branch office of a foreign bank, in either case, having (a) assets on its most recent audited balance sheet of at least [***] and (b) a rating for its senior long-term unsecured debt obligations of at least [***].

“Quarter” or “Quarterly” means each successive period of three (3) Accounting Periods; provided, that the first (1st) Quarter shall commence on the Effective Date and extend to the end of the then-current Quarter, and the last Quarter shall end on the last day of the Lease Term.

“Quick Ratio” means the liquid assets of Lessee, including Lessee’s cash, cash equivalents and trade accounts receivable but excluding any Accounts required by this Lease Agreement, divided by the current liabilities of Lessee (as defined by GAAP, but excluding the then-current portion of Lessee’s obligations related to this Lease Agreement).

“Recipient” has the meaning given to it in Section 15.10.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or other events of a similar nature whether active or passive.

“Remaining Base Rent Payments” means, at any time required to be calculated, the net present value (calculated using a discount rate of [***]) of the sum of all Rent Payments of Base Rent for the remaining Lease Term, calculated using the amount of the then-current Base Rent and subject to adjustment by the Escalator.

“Rent” means, as the context requires, Base Rent, Performance Rent, or Additional Rent.

“Rent Payment” means a payment of Rent.

“Reports” has the meaning given to it in Section 9.3.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

“Reportable Event” means emergencies, security or safety incidents, and any other unusual and material activity at the Site or relating to the operation and maintenance of the Facility.

“Reporting Period” has the meaning given to it in Exhibit K-1.

“Representative” of a Party means such Party’s authorized representatives, including its professional and financial advisors.

“Required Improvements” has the meaning given to it in Section 9.6(a).

“Required Insurance Policies” means the insurance policies set forth on Exhibit G.

“Reserve Reduction Lease Supplement” means the binding supplement to this Lease Agreement determined in accordance with the provisions of Section 5.1(e).

“Review Period” has the meaning given to it in Section 4.3(c).

“Security Documents” means (a) the Pledge Agreement, substantially in the form of Exhibit H-1, to be entered into by Lessor’s Parent and Pledgor on the Occupancy Date; (b) the Security Agreement, substantially in the form of Exhibit H-2, to be entered into by Lessor’s Parent and Lessee on the Occupancy Date; (c) the Account Control Agreements, and (d) any agreements, documents, financing statements, certificates and instruments entered into connection with the foregoing.

“Site” means the real property legally described on Exhibit B.

“Standard” or “Standards” has the meaning given to it in Section 9.1.

“Substantial Completion” has the meaning set forth in Section 4.3(a).

“Substantial Completion Certificate” means the Substantial Completion Certificate substantially in the form of Exhibit F.

“Tax” or “Taxes” means (a) any tax (including any income tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, ad valorem tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, recording tax, mortgage tax, documentary transfer tax, social security tax, utility tax, severance tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount, that is, has been or may in the future be imposed, assessed or collected by or under the authority of any Governmental Authority, and (b) each liability for the payment of any amounts of the type described in clause (a) as a result of any express or implied obligation to pay directly, indemnify or otherwise assume or succeed to the liability of any other Person. “Taxes” shall not include (i) franchise, transfer, gift, excise, capital stock, estate, succession and inheritance taxes, and federal and state income taxes measured by the net income of Lessor from all sources, unless due to a change in the method of taxation such tax is levied or assessed against Lessor as a substitute for, or as an addition to, in whole or in part, any other Tax that would constitute a Tax or (ii) penalties or interest for late payment of Taxes.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

“Tax Return” means any return, report, statement, claim for refund, information return or other document (including any amendments thereto and any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of Taxes or the administration of any Applicable Law relating to Taxes.

“Technical Dispute” means any dispute (a) arising under Sections 4.3, 5.1(b), 5.1(c), 5.1(d), 5.1(e), 5.1(f), 9.5(a), 9.6(c), 10.1(b) and Exhibit C, (b) any other section of this Lease Agreement that specifies resolution of a dispute via Technical Dispute, or (c) which the Parties mutually agree to refer to a Technical Expert.

“Technical Expert” has the meaning given to it in Section 15.8(a).

“Third-Party Service Providers” means the Persons set forth on Schedule 1.1(j) or any other Persons approved in writing by Lessor in its reasonable discretion.

“Transaction Documents” means the Ground Leases, the Security Documents, and any other documents, agreements, instruments, or certificates as may be executed and delivered in connection with this Lease Agreement on the Occupancy Date.

“Transfer Taxes” means any and all transfer Taxes (excluding Taxes measured in whole or in part by net income), including sales, excise, goods and services, stock, conveyance, gross receipts, registration, business and occupation, securities transactions, real estate, land transfer, stamp, deed, documentary, notarial, filing, recording, permit, license, authorization and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges.

“Warranties” means any warranties and guarantees relating to the Facility or any component thereof provided by any vendor, materialman, manufacturer, supplier, contractor, subcontractor, or other third party.

“Working Capital Line of Credit” means a line of credit utilized to fund the operating needs of Lessee, which line of credit may be secured by a first priority security interest in the General Account and inventory, receivables and the proceeds thereof, subject to Section 8.2(l) and the restrictions in clauses (i) through (iv) of Section 8.3(d).

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.